UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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EQUINIX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EQUINIX, INC.

One Lagoon Drive, Fourth Floor

Redwood City, CA 94065

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held June 9, 2011

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Equinix, Inc., a Delaware corporation (“Equinix”). The meeting will be held on the second floor of our headquarters located at One Lagoon Drive, Redwood City, California, on Thursday, June 9, 2011, at 10:30 a.m. for the purpose of considering and voting on:

1. Election of directors to the Board of Directors to serve until the next Annual Meeting or until their successors have been duly elected and qualified;

2. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

3. Approval, by a non-binding advisory vote, of the compensation of our named executive officers;

4. Approval, by a non-binding advisory vote, of the frequency with which our stockholders will be asked to vote on the compensation of our named executive officers;

5. Approval of an amendment to our Certificate of Incorporation to reduce the current voting requirement to the affirmative vote of the holders of a majority of our outstanding shares to amend, repeal or adopt any provision of our Certificate of Incorporation;

6. Approval of an amendment to our Bylaws to reduce the current voting requirement to the affirmative vote of the holders of a majority of our outstanding shares in order to remove any directors, or the entire Board, from office at any time, but only for cause;

7. Approval of an amendment to our Bylaws to reduce the current voting requirement to the affirmative vote of the holders of a majority of our outstanding shares in order to amend, alter, add to or rescind or repeal our Bylaws; and

8. Such other business as may properly come before the meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the attached Proxy Statement.

Only stockholders of record at the close of business on April 20, 2011 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at our headquarters located at One Lagoon Drive, Fourth Floor, Redwood City, California, during ordinary business hours for the 10-day period prior to the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,
/s/ Peter Van Camp
Peter Van Camp
Executive Chairman

Redwood City, California

May 5, 2011

Whether or not you plan to attend the Annual Meeting, please complete, sign, date and promptly return the accompanying proxy in the enclosed postage-paid envelope, or follow the instructions below to submit your proxy by telephone or on the Internet. You may revoke your proxy at any time prior to the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 9, 2011:

THE PROXY STATEMENT AND ANNUAL REPORT TO STOCKHOLDERS ON FORM 10-K ARE AVAILABLE AT HTTP://INVEST.EQUINIX.COM/PHOENIX.ZHTML?C=122662&P=PROXY.

EQUINIX, INC.

One Lagoon Drive, Fourth Floor

Redwood City, CA 94065

PROXY STATEMENT

FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

June 9, 2011

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Equinix, Inc. (“Equinix”) is soliciting your proxy to vote at the 2011 Annual Meeting of Stockholders (the “Annual Meeting”). You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

We intend to mail this proxy statement and accompanying proxy card on or about May 5, 2011 to all stockholders of record entitled to vote at the Annual Meeting.

Can I obtain an on-line version of the materials?

This proxy statement and Equinix’s annual report on Form 10-K are available on-line at http://invest.equinix.com/phoenix.zhtml?c=122662&p=proxy.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 20, 2011 will be entitled to vote at the Annual Meeting. On this record date, there were 46,840,407 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on April 20, 2011, your shares were registered directly in your name with Equinix’s transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on April 20, 2011, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

Who may attend the Annual Meeting?

Only persons with evidence of stock ownership or who are guests of Equinix may attend and be admitted to the Annual Meeting. Photo identification will be required (a valid driver’s license or passport is preferred). If your shares are held in an account at a brokerage firm, bank, dealer, or other similar organization, you will need to bring a proxy or a letter from that broker, trust, bank or other nominee, or your most recent brokerage account statement, that confirms that you are the beneficial owner of those shares. For assistance with directions to our headquarters where the Annual Meeting will be held, please call 650-598-6000.

What am I voting on?

There are seven matters scheduled for a vote:

1.	Election of directors.

2.	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

3.	Approval, by a non-binding advisory vote, of the compensation of our named executive officers.

4.	Approval, by a non-binding advisory vote, of the frequency with which our stockholders will be asked to vote on the compensation of our named executive officers.

5.	Approval of an amendment to our Certificate of Incorporation to reduce the current voting requirement to the affirmative vote of the holders of a majority of our outstanding shares to amend, repeal or adopt any provision of our Certificate of Incorporation.

6.	Approval of an amendment to our Bylaws to reduce the current voting requirement to the affirmative vote of the holders of a majority of our outstanding shares to remove any directors, or the entire Board, from office at any time, but only for cause.

7.	Approval of an amendment to our Bylaws to reduce the current voting requirement to the affirmative vote of the holders of a majority of outstanding shares to amend, alter, add to or rescind or repeal our Bylaws.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may abstain from voting for any nominee you specify. To vote, by a non-binding advisory vote, on the frequency with which Equinix’s stockholders will be asked to approve the compensation of the its named executive officers, you may vote for “one year”, “two years”, “three years” or abstain from voting. For the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

1.	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

2.	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

3.	To vote over the telephone, dial toll-free (from the U.S., Canada or Puerto Rico) 1-800-652-VOTE (8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 1:00 a.m., Central Time, on June 9, 2011 to be counted.

4.	To vote on the Internet, go to www.investorvote.com/EQIX to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 1:00 a.m., Central Time, on June 9, 2011 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Equinix. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or on the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 20, 2011.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all nominees for director, “For” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011, “For” the compensation of our named executive officers, “One Year” for the frequency with which our stockholders will be asked to approve our named executive officer compensation, “For” the proposed amendment to our Certificate of Incorporation to reduce the voting requirement to amend, repeal or adopt any provision of our Certificate of Incorporation, “For” the proposed amendment to our Bylaws to reduce the voting requirement to remove any directors, or the entire Board, from office at any time for cause and “For” the proposed amendment to our Bylaws to reduce the voting requirement to amend, alter, add to or rescind or repeal our Bylaws.

If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

1.	You may submit another properly completed proxy card with a later date.

2.	You may send a written notice that you are revoking your proxy to Equinix’s Secretary at One Lagoon Drive, Fourth Floor, Redwood City, CA 94065.

3.	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” votes, “Against” votes, abstentions and broker non-votes (when shares are held by brokers that do not have discretionary authority to vote on a matter, and have not received voting instructions from their clients).

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker with respect to a “non-discretionary” matter, your shares will not be voted on such matter and will not be counted as shares entitled to vote on such matter. Under a recent rule change, the election of directors is considered “non-discretionary.”

Shares not present at the meeting and shares voting “abstain” have no effect on the election of directors. For the other proposals, abstentions have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal. However, such broker non-votes will be counted in determining whether there is a quorum.

How many votes are needed to approve each proposal?

1.	For the election of directors, the nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected.

2.	To be approved, Proposal No. 2, the ratification of PricewaterhouseCoopers LLP as Equinix’s independent registered public accounting firm for the fiscal year ending December 31, 2011, must receive a “For” vote from the majority of shares present and entitled to vote on the proposal either in person or by proxy.

3.	To be approved on an advisory non-binding basis, Proposal No. 3, the compensation of our named executive officers must receive a “For” vote from the majority of shares present and entitled to vote on the proposal either in person or by proxy.

4.	Proposal No. 4 offers three choices (one year, two years or three years) regarding the frequency with which our stockholders will be asked to approve the compensation of our named executive officers, and we will consider the frequency that receives a majority of votes from the shares present either in person or by proxy and entitled to vote on the proposal to be the recommendation of our stockholders.

5.	To be approved, Proposal No. 5, the amendment to our Certificate of Incorporation to reduce the current voting requirement to the affirmative vote of the holders of a majority of our outstanding shares to amend, repeal or adopt any provision of our Certificate of Incorporation must receive a “For” vote from sixty-six and two-thirds percent (66 2/3%) of our outstanding shares.

6.	To be approved, Proposal No. 6, the amendment to our Bylaws to reduce the current voting requirement to the affirmative vote of the holders of a majority of our outstanding shares in order to remove any directors, or the entire board, from office at any time, but only for cause, must receive a “For” vote from seventy-five percent (75%) of our outstanding shares.

7.	To be approved, Proposal No. 7, the amendment to our Bylaws to reduce the current voting requirement to the affirmative vote of the holders of a majority of our outstanding shares in order to amend, alter, add to or rescind or repeal our Bylaws, must receive a “For” vote from seventy-five percent (75%) of our outstanding shares.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares is represented by stockholders present at the meeting or by proxy. On the record date, there were 46,840,407 shares outstanding and entitled to vote. Thus 23,420,204 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published on a Current Report on Form 8-K filed within four business days after the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Equinix’s Board of Directors currently consists of eight directors. Equinix’s bylaws provide that the number of directors will be determined by the Board of Directors and the number of directors is currently set at nine. Thus, there is one vacant seat on Equinix’s Board of Directors that Equinix does not intend to fill at this Annual Meeting.

Directors are elected by a plurality of the votes properly cast in person or by proxy. Proxies cannot be voted for a greater number of persons than the number of nominees named. The nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. All directors will be elected at the Annual Meeting to serve for a term expiring at the next annual meeting of stockholders and until his or her successor is elected, or until the director’s death, resignation or removal. If you sign your proxy card but do not give instructions with respect to the voting of directors, your shares will be voted for the eight persons recommended by the Board of Directors. If you wish to give specific instructions with respect to the voting of directors, you must do so with respect to the individual nominee. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Equinix’s Board of Directors. Each person nominated for election has agreed to serve if elected, and our Board of Directors has no reason to believe that any nominee will be unable to serve.

The eight directors who are being nominated for election by the holders of common stock to the Board of Directors, their ages as of March 31, 2011, their positions and offices held with Equinix and certain biographical information, including directorships held with other public companies during the past five years, are set forth below. In addition, we have provided information concerning the particular experience, qualifications, attributes and/or skills that led the Nominating Committee and the Board of Directors to determine that each nominee should serve as a director of Equinix. The Board of Directors recommends a vote FOR the election to the Board of Directors of each of the following eight nominees.

Nominees	Age	Positions and Offices Held with Equinix
Steven Clontz	60	Director
Gary Hromadko	58	Director
Scott Kriens	53	Director
William Luby	51	Director
Irving Lyons, III	59	Director
Christopher Paisley	58	Director
Stephen Smith	54	Director, Chief Executive Officer and President
Peter Van Camp	55	Executive Chairman

Steven Clontz has served as a member of our Board of Directors since April 2005. Mr. Clontz is currently Senior Executive Vice President—North America and Europe of Singapore Technologies Telemedia, a telecommunications and information services company. Mr. Clontz was Chief Executive Officer of StarHub Ltd., a telecommunications and cable television company, from January 1999 to December 2009. Mr. Clontz serves on the board of directors of InterDigital Communications Corp. and StarHub Ltd., both public companies, and on the boards of several privately held companies and subsidiaries. Mr. Clontz is also a non-director member of the Executive Committee of Global Crossing Limited. We believe Mr. Clontz’s breadth of experience in the telecommunications field in both the U.S. and in the Asia-Pacific region, which Equinix entered in 2002, his strong network of relationships in the Asia-Pacific region, and his extensive executive leadership and management experience, qualify him to serve on our Board of Directors.

Gary Hromadko has served as a member of our Board of Directors since June 2003. Mr. Hromadko has been a venture partner at Crosslink Capital, a venture capital firm, since June 2002. In addition to his responsibilities with Crosslink Capital, Mr. Hromadko has been active as a private investor since 1993. Mr. Hromadko serves on the board of directors of several privately held companies. We believe Mr. Hromadko’s experience as an investor in the communications services and infrastructure sectors, two important customer segments to Equinix and sectors where trends are closely watched as important to our future strategy and positioning, his financial and capital markets experience, and his experience with Equinix dating back to 2003, qualify him to serve on our Board of Directors.

Scott Kriens has served as a member of our Board of Directors since July 2000. Mr. Kriens has served as Chairman of the Board of Directors of Juniper Networks, Inc., a publicly traded Internet infrastructure solutions company, since September 2008. From October 1996 to September 2008, Mr. Kriens served as Juniper’s Chief Executive Officer and Chairman of the Board of Directors. From April 1986 to January 1996, Mr. Kriens served as Vice President of Sales and Vice President of Operations at StrataCom, Inc., a telecommunications equipment company, which he co-founded in 1986. He also previously served as a director of VeriSign, Inc., a public company, during the past five years. We believe Mr. Kriens’ extensive experience in the sectors of communications services and internet infrastructure, two important sectors to Equinix as discussed above, as well as his executive leadership and management experience leading a high growth company, qualify him to serve on our Board of Directors.

William Luby has served as a member of our Board of Directors since April 2010. Mr. Luby has served as the managing partner of Seaport Capital, a private equity firm, and its predecessor companies since 1996. He previously was a Managing Director at Chase Capital, the private equity affiliate of the Chase Manhattan Corporation. Mr. Luby also serves on the board of directors of several privately held companies, and previously served as Chairman of the Board of Directors of Switch & Data Facilities Company, Inc., a public company, prior to its acquisition by Equinix in 2010. Mr. Luby has been an active investor in the telecommunications industry for 20 years. We believe that this experience, his experience as a director at Switch & Data, and his familiarity with our industry qualify him to serve on our Board of Directors.

Irving Lyons, III has served as a member of our Board of Directors since February 2007. Mr. Lyons has been a principal of Lyons Asset Management, a California-based private investment firm, since January 2005. From December 1993 to January 2005, Mr. Lyons was employed at ProLogis, a global provider of distribution facilities and services, where he served as Chief Investment Officer from March 1997 to December 2004 and as Vice Chairman of the Board of Directors from December 2001 to January 2005. Mr. Lyons serves on the Board of Directors of BRE Properties, Inc. and ProLogis, both public companies. We believe Mr. Lyons’s qualifications to sit on our Board of Directors include his global real estate experience, including his experience as a Chief Investment Officer at a real estate concern, which provides valuable insight to discussions of site selection and negotiations as Equinix conducts expansion planning and management of its real estate portfolio, as well as his knowledge of capital markets and executive leadership and management experience.

Christopher Paisley has served as a member of our Board of Directors since July 2007. Mr. Paisley has been the Dean’s Executive Professor of Accounting and Finance at the Leavey School of Business at Santa Clara University since January 2001. From September 1985 until May 2000, Mr. Paisley was the Senior Vice President of Finance and Chief Financial Officer of 3Com Corporation. Mr. Paisley currently serves as a director of Fortinet, Inc., and as Chairman of the Board of Directors of Volterra Semiconductor Corporation, both public companies, and as a director of several privately held companies. He also previously served as a director of the public companies 3PAR Inc., Brocade Communications Systems, Inc. and Electronics for Imaging, Inc. during the past five years. We believe Mr. Paisley’s qualifications to sit on our Board of Directors include his accounting and finance expertise, his experience as a Chief Financial Officer at a technology company, and his extensive public company board and audit committee experience.

Stephen Smith has served as our Chief Executive Officer and President and as a member of our Board of Directors since April 2007. Prior to joining us, Mr. Smith served as Senior Vice President at HP Services, a business segment of Hewlett-Packard Co., from January 2005 to October 2006. Prior to joining Hewlett-Packard Co., Mr. Smith served as Vice President of Global Professional and Managed Services at Lucent Technologies Inc., a communications solutions provider, from September 2003 to January 2005. From October 1987 to September 2003, he spent 17 years with Electronic Data Systems Corporation (“EDS”), a business and technology solutions company, in a variety of positions, including Chief Sales Officer, President of EDS Asia-Pacific, and President of EDS Western Region. Mr. Smith serves on the board of directors of one privately held company and previously served as a director of the public company 3PAR Inc. during the past five years. We believe Mr. Smith’s understanding of Equinix’s needs, challenges and opportunities that he has acquired as our Chief Executive Officer and President, an extensive career history at technology services and critical infrastructure companies, and prior executive leadership and management experience, qualify him to serve on our Board of Directors.

Peter Van Camp has served as our Executive Chairman since April 2007. Prior to becoming Executive Chairman, Mr. Van Camp served as our Chief Executive Officer and as a director since May 2000 and as President since March 2006. In addition, in December 2005, Mr. Van Camp was re-elected as Chairman of the Board, having previously served in that capacity from June 2001 to December 2002. From January 1997 to May 2000, Mr. Van Camp was employed at UUNET, the Internet division of MCI (formerly known as WorldCom), where he served as President of Internet Markets and as President of the Americas region. During the period from May 1995 to January 1997, Mr. Van Camp was President of Compuserve Network Services, an Internet access provider. Before holding this position, Mr. Van Camp held various positions at Compuserve, Inc. during the period from October 1982 to May 1995. He also served as a director of Packeteer, Inc., a public company, previously during the past five years. We believe Mr. Van Camp’s long history with Equinix, in the roles of Chief Executive Officer, President and Executive Chairman, dating back to 2000, in addition to his communications services and internet infrastructure background and his extensive experience at technology services companies, qualify him to serve on our Board of Directors.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Equinix is asking the stockholders to ratify the appointment of PricewaterhouseCoopers LLP as Equinix’s independent registered public accounting firm for the fiscal year ending December 31, 2011. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.

If the stockholders fail to ratify the selection, the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Equinix and its stockholders.

PricewaterhouseCoopers LLP has audited Equinix’s financial statements since 2000. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL 2

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

The Audit Committee serves as the representative of the Board of Directors for general oversight of Equinix’s financial accounting and reporting process, system of internal control, audit process, process for monitoring compliance with laws and regulations, and Equinix’s Code of Ethics for Chief Executive Officer and Senior Financial Officers. The Audit Committee annually appoints an independent registered public accounting firm to express an opinion on the financial statements and on Equinix’s internal control over financial reporting based on an integrated audit. A more detailed description of the functions of the Audit Committee can be found in Equinix’s Audit Committee Charter, published on the corporate governance section of Equinix’s website at www.equinix.com.

During fiscal year 2010, the Audit Committee consisted of Messrs. Clontz, Hromadko and Paisley. Mr. Paisley is the Audit Committee’s chairman and financial expert. The Audit Committee held 8 meetings during the last fiscal year.

Equinix’s management has primary responsibility for preparing Equinix’s financial statements and maintaining Equinix’s financial reporting process. Equinix’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), is responsible for expressing an opinion on the conformity of Equinix’s audited financial statements to generally accepted accounting principles and on the Company’s internal control over financial reporting based on an integrated audit. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm and the experience of the Audit Committee’s members in business, financial and accounting matters.

In this context, the Audit Committee hereby reports as follows:

•	The Audit Committee has reviewed and discussed the audited financial statements with Equinix’s management and the independent registered public accounting firm.

•

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standard, AU 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence.

Aggregate fees for professional services rendered for Equinix by PricewaterhouseCoopers as of, or for the years ended December 31, 2010 and 2009, were:

	December 31,
	2010	2009
Audit	$3,920,266	$3,785,989
Audit-related	818,320	462,682
Tax	57,713	56,000
All Other	122,328	191,256

Total	$4,918,627	$4,459,927

The Audit fees for the years ended December 31, 2010 and 2009, respectively, were for professional services rendered for the audits of the consolidated financial statements of Equinix and its subsidiaries’ audits. In addition, the professional services included comfort letters, consents and assistance with the review of documents filed with the Securities and Exchange Commission.

The Audit-related fees for the years ended December 31, 2010 and 2009, respectively, were for assurance and related accounting and advisory services related to debt offerings, lease accounting, asset retirement obligations, depreciation and acquisitions.

The Tax fees as of the years ended December 31, 2010 and 2009, respectively, were for services related to tax compliance, tax planning and tax advice relating to transfer pricing projects.

The All Other fees for the years ended December 31, 2010 and 2009, respectively, were for services relating to special projects, including acquisition related due diligence.

Equinix’s Audit Committee adopted pre-approval policies and procedures for audit and non-audit services during the fiscal year 2003. All audit, audit-related and tax services are approved in advance by Equinix’s Audit Committee to assure they do not impair the independence of Equinix’s independent registered public accounting firm. At the beginning of each fiscal year, management prepares an estimate of all such fees for the duration of the fiscal year and submits the estimate to the Audit Committee for review and pre-approval. Any modifications to the estimates are submitted to the Audit Committee for pre-approval at the next regularly scheduled Audit Committee meeting, or if action is required sooner, to the chairman of the Audit Committee. All fees paid to Equinix’s independent registered public accounting firm during the fiscal years 2010 and 2009 were in accordance with this pre-approval policy.

Based on the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee approved the audited financial statements and recommended that the audited financial statements be included in Equinix’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2010, for filing with the Securities and Exchange Commission. The Audit Committee and the Board of Directors have also approved, subject to stockholder ratification, the selection of PricewaterhouseCoopers LLP as Equinix’s independent registered public accounting firm.

Each of the members of the Audit Committee is independent as such term is defined under the rules of the Securities and Exchange Commission and the listing standards of the NASDAQ Stock Market.

Submitted by the following members of the Audit Committee:

Christopher Paisley, Chairman

Steven Clontz

Gary Hromadko

PROPOSAL 3

ADVISORY NON-BINDING VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, contains a provision that is commonly known as “Say-on-Pay.” Say-on-Pay gives our stockholders an opportunity to vote on an advisory, non-binding basis to approve the compensation of our named executive officers as disclosed in this proxy statement.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation program and practices described in this proxy statement. Please read the Compensation Discussion and Analysis and the executive compensation tables and narrative disclosure for a detailed explanation of our executive compensation program and practices and also consider the following factors:

2010 Business and Compensation Program Highlights

In the challenging macroeconomic climate of 2010, we delivered revenue growth of 38% and adjusted EBITDA (defined as income or loss from operations before depreciation, amortization, accretion, stock-based compensation, restructuring charges and acquisition costs) growth of 33% over 2009 levels. These results enabled Equinix to continue to invest in the business in 2010, through organic expansions, the acquisition of Switch & Data, and through other investments to scale the business for future growth opportunities, such as improvements to information technology systems, new product development and headcount growth.

The cornerstone of Equinix’s compensation philosophy and program for its named executive officers is “pay for performance.” Compensation programs for the named executive officers at Equinix are tied directly to the performance of the business to ensure strong growth and value creation for stockholders, using metrics we believe best indicate the success of our business. This philosophy is illustrated by the following examples:

•	In 2010, a significant percentage of each named executive officer’s compensation was variable compensation tied to Equinix’s performance.

•	The target performance goals set for 2010 demanded meaningful organic growth from 2009 – a minimum of approximately 22% to revenue and 16% to adjusted EBITDA.

•	2010 annual incentive compensation was 100% at risk if adjusted EBITDA were 95% or less than the approved target performance level.

•

2010 long-term incentive compensation, delivered in the form of performance-based restricted stock units (RSUs), was 100% at risk if revenue and adjusted EBITDA were 95% or less than the approved target performance levels.

•	Named executive officers at Equinix are not offered significant perquisites or any tax gross ups, other than in connection with a relocation or international assignment.

Accordingly, we ask that you vote “FOR” the following resolution:

“RESOLVED, that the stockholders of Equinix, Inc. hereby approve, on an advisory basis, the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement.”

This advisory vote on executive compensation is not binding on us. However, the Board and the Compensation Committee highly value the opinions of our stockholders. To the extent there is a significant vote against this proposal, we will seek to determine the reasons for our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns when making future executive compensation decisions.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL 3

EXECUTIVE OFFICERS

The following are the executive officers of Equinix, with the exception of Mr. Smith, Equinix’s Chief Executive Officer and President whose information appears in the section “Election of Directors,” their ages as of March 31, 2011, their positions and offices held with Equinix and certain biographical information. All serve at the discretion of the Board of Directors.

Executive Officers	Age	Positions and Offices Held with Equinix
Jarrett Appleby	49	Chief Marketing Officer
Peter Ferris	53	Chief Sales Officer
Charles Meyers	45	President, Equinix North America
Eric Schwartz	44	President, Equinix Europe
Keith Taylor	49	Chief Financial Officer

Jarrett Appleby has served as our Chief Marketing Officer since December 2008. Prior to joining us, Mr. Appleby served as Chief Strategy and Marketing Officer at Reliance Globalcom LTD, a global telecommunications company, from August 2006 to December 2008. From January 2006 to December 2007, Mr. Appleby was founder and Chief Executive Officer of ILV Group, a business advisory and consulting company. Before starting ILV Group, Mr. Appleby served as Senior Vice President of Strategy & Corporate Development for MCI (now Verizon Business), a global telecommunications company, from September 2005 to February 2006, and as Senior Vice President of MCI Solutions (now Verizon Business), a managed services company, from May 2003 to September 2005.

Peter Ferris has served as Chief Sales Officer since September 2010. Previously, he served as our President, Equinix U.S. from January 2008 to September 2010, as our Senior Vice President, Worldwide Sales from December 2006 to January 2008, and as Vice President, Worldwide Sales from July 1999 to December 2006. During the period from June 1997 to July 1999, Mr. Ferris was Vice President of Sales for Frontier Global Center, a provider of complex web site hosting services. From June 1996 to June 1997, Mr. Ferris served as Vice President, Eastern Sales at Genuity Inc., an Internet services provider. From December 1993 to June 1996, Mr. Ferris was Vice President, mid-Atlantic sales at MFS DataNet Inc., a telecommunications services provider.

Charles Meyers has served as President, Equinix North America since September 2010. Prior to joining us, Mr. Meyers was employed at VeriSign, an Internet security company now part of Symantec Corp., from November 2006 to March 2010, most recently as Group President of Messaging and Mobile Media, and as a Product Group Executive for the Security and Communications portfolio. Prior to joining VeriSign, Mr. Meyers held various positions at Level 3 Communications, a communications services company, including Group Vice President of Global Marketing, President of IP and Data Services and Senior Vice President, Softswitch Services, from August 2001 to May 2006.

Eric Schwartz has served as President, Equinix Europe since June 2008. Previously, he served as our Chief Development Officer from January 2008 to June 2008 and as Vice President, Strategy and Services from May 2006 to January 2008. Prior to joining us, Mr. Schwartz was Vice President of IP Communications at BellSouth, a telecommunications company, where he was employed from November 1997 to February 2006.

Keith Taylor has served as our Chief Financial Officer since September 2005. From February 2001 to September 2005, Mr. Taylor served as our Vice President, Finance and Chief Accounting Officer. In addition, from February 1999 to February 2001, Mr. Taylor served as our Director of Finance and Administration. Before joining us, Mr. Taylor was employed by International Wireless Communications, Inc., an operator, owner and developer of wireless communication networks, as Vice President Finance and Interim Chief Financial Officer. Prior to joining International Wireless Communications, Inc., Mr. Taylor was employed by Becton Dickinson & Company, a medical and diagnostic device manufacturer, as a senior sector analyst for the diagnostic businesses in Asia, Latin America and Europe.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes Equinix’s executive compensation policies and decisions for the individuals who served as our chief executive officer and chief financial officer during 2010, as well as the other individuals included in the 2010 Summary Compensation Table in this proxy statement, who are collectively referred to as the named executive officers. Those individuals are:

• Stephen Smith:	Chief Executive Officer and President

• Keith Taylor:	Chief Financial Officer

• Peter Ferris:	Chief Sales Officer

• Charles Meyers:	President, Equinix North America

• Eric Schwartz:	President, Equinix Europe

In September 2010, Mr. Ferris transitioned from the role of President, Equinix U.S. to Chief Sales Officer and Mr. Meyers joined Equinix as President, Equinix North America

Executive Summary

The cornerstone of Equinix’s compensation philosophy and program for its named executive officers is “pay for performance.” Compensation programs for the named executive officers at Equinix are tied directly to the performance of the business to ensure strong growth and value creation for stockholders, using metrics we believe best indicate the success of our business. This philosophy is illustrated and executed by the following examples and governance features:

•	In 2010, a significant percentage of each named executive officer’s compensation was variable compensation tied to Equinix’s performance.

•	The target performance goals set for 2010 demanded meaningful organic growth from 2009 – a minimum of approximately 22% to revenue and 16% to adjusted EBITDA .

•	2010 annual incentive compensation was 100% at risk if adjusted EBITDA were 95% or less than the approved target performance level.

•

2010 long-term incentive compensation, delivered in the form of performance-based restricted stock units (RSUs), was 100% at risk if revenue and adjusted EBITDA were 95% or less than the approved target performance levels.

•	Named executive officers at Equinix are not offered significant perquisites or any tax gross ups, other than in connection with a relocation or international assignment.

•	Our Compensation Committee is comprised solely of independent members.

•	An independent Compensation Committee compensation consultant, Compensia, Inc, is retained directly by the Compensation Committee and performs no other work for Equinix.

•

In February 2011, we conducted a risk assessment of our compensation programs and presented the results to the Compensation Committee. The Compensation Committee considered the findings of the assessment and concluded that our compensation programs do not create excessive or inappropriate risks for Equinix. Please see “Compensation Policies and Practices Risk Assessment” elsewhere in this proxy statement for a complete discussion.

In the challenging macroeconomic climate of 2010, we delivered revenue growth of 38% and adjusted EBITDA growth of 33% over 2009 levels. This followed a strong 2009, with revenue growth of 25% and adjusted EBITDA growth of 40% over 2008. These results enabled Equinix to continue to invest in the business in 2010, through organic expansions, the acquisition of Switch & Data Facilities Company, Inc. (“Switch & Data”), and through other investments to scale the business for future growth opportunities, such as improvements to IT systems and headcount growth. The 2010 compensation of our named executive officers reflects this strong performance, as Equinix’s results funded 100% of the annual incentive compensation awards and enabled the named executive officers to earn 92.08% of their maximum potential long-term incentive compensation.

In 2010, our compensation program for the named executive officers consisted primarily of base salary, annual incentive compensation, and long term incentive compensation in the form of performance-based RSUs, for total potential compensation in 2010 (excluding Mr. Meyers because he joined Equinix late in the year) as follows1:

[1]	Reflects the market value of the performance-based RSU awards on the grant date of March 15, 2010 for Mr. Smith and February 11, 2010 for Messrs. Taylor, Ferris and Schwartz. Assumes the maximum size award is earned under the 2010 annual incentive plan and the maximum number of shares are earned under the performance-based RSU awards. Does not include data for Mr. Meyers who joined Equinix on September 30, 2010.

2010 Program Philosophy and Objectives

Our executive compensation philosophy and objectives are to align executive compensation with Equinix’s short-term and long-term business objectives and performance and to ensure that the compensation paid to each executive officer reflects Equinix’s performance, the executive officer’s contribution to Equinix, and his or her level of performance. Consistent with our compensation philosophy, a significant percentage of each executive officer’s total compensation is tied to performance. Though the Compensation Committee sets each compensation element for each executive officer individually, in 2010 the average overall potential pay mix for the named executive officers was2:

•	Base Salary: 15%

•	Annual Incentive Compensation: 11%

•	Long-Term Equity Compensation: 74%

2010 Pay Positioning

In making compensation decisions for 2010, the Compensation Committee assessed compensation levels against data provided by its consultant, Compensia, and approved compensation plans taking into account our competitive market for talent, including a peer group of companies against which we compare our performance and executive compensation programs.

For 2010, our goal was to provide base salary targeted at the 50th percentile and total cash compensation targeted between the 50th and 75th percentiles of market competitive pay practices if targeted levels of performance were achieved under the annual cash incentive plan. We generally targeted equity compensation at the 75th percentile of market competitive pay practices, with upside potential at the 90th percentile, to aggressively align executive performance and rewards to company results and stockholder interests. We believe our company’s strong performance in recent years, and the fact that a significant percentage of each executive officer’s total compensation is tied to performance and thus “at risk,” supports our target pay positioning.

[2]

Reflects the market value of the performance-based RSU awards on the grant date of March 15, 2010 for Mr. Smith and February 11, 2010 for Messrs. Taylor, Ferris and Schwartz. Assumes the maximum size award is earned under the 2010 annual incentive plan and the maximum number of shares are earned under the performance-based RSU awards. Does not include data for Mr. Meyers who joined Equinix on September 30, 2010.

We use proxy statement data and high technology survey data to define our competitive market. With the assistance of Compensia, a preliminary list of peer group companies was selected to establish the competitive market for the compensation of our executive officers. Factors considered in developing the peer group were company type, business focus, revenue, number of employees, geographic location, net income and operating income, and market capitalization. The peer group was reviewed and verified by the chief executive officer and the Compensation Committee. Our peer group will be reviewed annually to ensure it reflects changes in our market and competitors for business and talent. For 2010, our peer group consisted of the following companies:

• Akamai Technologies	• Digital Realty Trust

• Digital River	• F5 Networks

• FactSet Research Systems	• Level 3 Communications

• Rackspace Hosting	• Red Hat

• Riverbed Technology	• Salesforce.com

• Savvis Communications	• Starent Networks Corp.

• Switch & Data Facilities	• Syniverse Holdings

• Terremark Worldwide

In 2009, we participated in the AON/Radford High Technology compensation survey and used peer market data from a subset of the survey to benchmark our executive positions. This market data included nine companies from our peer list with revenues from $500 million to $3 billion in the following industries: network products/services, software products/services and telecommunications products/services.

The Compensation Committee reviews the executive compensation levels of our executive officers at least annually to determine positioning to the competitive market. If an element of compensation is found to be below the desired target level, a recommendation may be made to adjust that element of compensation in light of our compensation philosophy and individual performance. Likewise, if the review shows an element of our compensation to be above the desired target level, that data is also taken into consideration in determining compensation position and movement for that individual. Our philosophy is not to reduce compensation but instead to work with the various elements comprising total compensation to adjust as needed.

2010 Compensation-Setting Process

The 2010 compensation for the named executive officers was first considered by the Compensation Committee in November 2009 and approved at various points in 2010. In addition to reviewing executive officers’ compensation against the competitive market, the Compensation Committee also considers recommendations from the chief executive officer regarding each compensation element for the executive officers who report directly to him based on the competitive market data and his assessment of their individual performance. The chief executive officer, as the manager of the executive team, assesses the named executive officers’ contributions to Equinix’s performance and makes a recommendation to the Compensation Committee with respect to any merit increase in base salary, annual incentive compensation and equity awards for each named executive officer, other than himself. Each element of compensation is recommended to the Compensation Committee based upon the individual’s performance as well as internal equity within the framework established through the competitive market data. The Compensation Committee meets to evaluate, discuss and modify or approve these recommendations. For 2010, the Board of Directors conducted a similar evaluation of the chief executive officer’s performance against corporate objectives, established by agreement of the chief executive officer and the Compensation Committee, and approved his compensation elements.

Members of management support the Compensation Committee in its work by preparing periodic analysis and modeling related to the compensation programs, and providing frequent updates on programs that fall under the Compensation Committee’s responsibility. In addition, the Compensation Committee has the exclusive authority under its charter to engage the services of independent outside counsel, consultants, accountants and other advisers to assist it in carrying out its duties. Since 2006, the Compensation Committee has engaged the services of Compensia to advise it on matters related to compensation for executive officers and other key employees, and on best practices to follow as they review and make decisions on Equinix’s compensation programs. Our chief executive officer attends most Compensation Committee meetings and reviews and provides input on agendas and compensation proposals and recommendations brought before the Compensation Committee for review and approval.

In connection with the 2010 compensation decisions, in November 2009 Compensia prepared and presented to the Compensation Committee a detailed executive compensation analysis, assessing Equinix’s current and proposed executive pay and financial performance as compared to our peer group. For our executive officers, including the named executive officers, Compensia identified any gaps between the current and target pay positioning and presented market competitive data for each position for base salary, annual incentive compensation and long-term incentive compensation to provide a framework and guide for making individual compensation decisions.

In addition, at the same meeting, Compensia provided the Compensation Committee with “tally sheets” outlining the total dollar compensation paid to each named executive officer in 2007, 2008 and 2009, including base salary, annual incentive compensation, long-term equity compensation, and other compensation. The tally sheets also included an equity award grant history, a summary of stock option exercises and restricted stock vesting, an analysis of outstanding equity held and its unrealized potential gain over a four-year period, and a summary of total potential stock ownership. The tally sheets also outlined and quantified the potential payments upon termination or change-in-control that would be paid to each named executive officer. Finally, the tally sheets included the unvested equity value as a multiple of base salary and an illustration of how the value of Equinix’s 2009 compensation elements compared to the 2010 peer group for similar positions. The Compensation Committee used the tally sheet information as a basis for understanding recommended changes to the elements of our executive compensation program and to evaluate the degree to which unvested shares held by a named executive officer encouraged retention.

Compensia continues to advise the Compensation Committee on an on-going basis and a representative from the firm attends all Compensation Committee meetings. In 2010, Compensia performed its annual market review of executive pay practices, perquisites and benefits, as discussed above, and director compensation. Compensia also provides routine updates to the Compensation Committee regarding legal and regulatory trends. In 2010, Compensia also provided the Compensation Committee with modeling and recommendations for Equinix’s equity structures for non-executives.

Principal Elements of Executive Compensation

Base Salary

Base salary for the executive officers is established based on the underlying scope of their respective responsibilities, taking into account competitive market compensation data and individual performance. In February 2010, based on the November 2009 executive compensation assessment and the recommendations of the chief executive officer (except with respect to his own salary which was recommended by Equinix’s executive chairman), base salaries for our named executive officers were approved by the Compensation Committee effective March 1, 2010 as follows (except with respect to the salary of the chief executive officer which was approved on March 15, 2010 by the Board of Directors):

Name	Prior Salary	New Salary	Increase
Stephen Smith	$500,000	$550,000	10%
Keith Taylor	$350,000	$367,500	5%
Peter Ferris	$320,000	$329,600	3%
Eric Schwartz	$300,000	$309,000	3%

In 2010, named executive officer salaries were positioned based on our philosophy of the 50th – 75th market percentiles for total cash compensation. The base salary increases for Messrs. Smith and Taylor were based on their individual performance, the aggressive continued upward movement in the competitive market, and our desire to keep total cash compensation aligned to our philosophy. The base salary increases for Messrs. Ferris and Schwartz represented 3% increases to reward company and team performance in alignment with Equinix’s overall compensation merit increase philosophy.

In September 2010, Mr. Meyers joined Equinix as President, North America. The Compensation Committee approved a base salary of $350,000 for Mr. Meyers, in line with the market data for this position, internal peer comparison, and Equinix’s pay philosophy.

Annual Incentive Compensation

Annual incentive compensation for the named executive officers is linked to the attainment of Equinix’s corporate growth goals. Accordingly, in February 2010, the Compensation Committee adopted the 2010 incentive plan, pursuant to which the named executive officers were eligible to earn annual cash bonuses.

Under the 2010 incentive plan, the Compensation Committee assigned each named executive officer an annual maximum bonus opportunity tied to the achievement of specific goals related to adjusted EBITDA as set forth in the 2010 operating plan approved by the Board of Directors. The maximum bonus opportunity set for each named executive officer was based on the target bonuses for comparable positions in our competitive market targeting the 50th – 75th percentiles for total cash compensation, and was stated in terms of a percentage of the named executive officer’s base salary. There were no changes to the target bonus opportunities, as a percentage of base salary, from 2009 for Messrs. Smith, Taylor, Ferris or Schwartz. In September 2010, the Compensation Committee approved a maximum bonus opportunity as a percentage of base salary for Mr. Meyers, to be pro rated based upon his start date. Under the 2010 annual incentive plan, as a percentage of base salary, maximum bonus opportunities were as follows:

• Steve Smith:	100%

• Keith Taylor:	65%

• Peter Ferris:	65%

• Eric Schwartz:	65%

• Charles Meyers:	65%

100% of the 2010 incentive plan was to be funded if Equinix achieved or exceeded the adjusted EBITDA goal set forth in the 2010 operating plan. For every 1% below operating plan for adjusted EBITDA, the incentive plan pool would be reduced by 20% and there would be no pool if adjusted EBITDA were 95% or less than the operating plan target. The adjusted EBITDA goal was to be adjusted for one-time events, such as expansion centers or acquisitions, not contemplated in the operating plan, and would exclude the impact of fluctuations in foreign currencies against the foreign currency rates applied in the 2010 operating plan. In addition, the Compensation Committee could reduce or eliminate the actual award that otherwise would be payable should economic conditions warrant it.

The Board of Directors approved an adjusted EBITDA goal for 2010 of $485 million. This goal was consistent with bookings growth we had experienced in the past, while taking into account the available inventory in each of our markets and the unfolding global economic conditions. The goal also contemplated strong growth in the U.S., Europe and Asia, investment in headcount and key areas to scale Equinix to the appropriate operating level and continued expansion in key markets where inventory was limited or would become limited during the year and where we saw customer demand. When adjusted for one-time events as described above (such as our acquisition of Switch & Data Facilities), on a constant currency basis adjusted EBITDA was approximately $498 million. Thus, for 2010, Equinix exceeded our adjusted EBITDA goal and so funded 100% of the 2010 incentive plan. Cash bonus awards paid (calculated based on salary in effect at year-end) reflected these results:

• Steve Smith:	$550,000

• Keith Taylor:	$238,875

• Peter Ferris:	$214,240

• Eric Schwartz:	$200,850

• Charles Meyers:	$57,965 (pro rated from his start date)

Long-Term Equity Compensation

To date, other than awards granted to new hires, restricted stock and restricted stock unit awards to our named executive officers have generally contained performance-based vesting requirements with additional service-based vesting requirements if the performance conditions are met. The Compensation Committee believes that restricted stock and restricted stock unit awards with performance-based vesting encourage executive performance by focusing on long-term growth and profitability which it believes are the primary drivers of stockholder value creation.

Generally, a market competitive equity grant is made in the year that an executive officer commences employment with Equinix. Thereafter, additional “refresh” grants are generally made during the first quarter of each year. The size of each award is set at a level between the 75th and 90th percentiles of the competitive market data that the Compensation Committee deems appropriate to create a meaningful opportunity to realize value from equity based upon the individual’s position with Equinix, the individual’s potential for future responsibility and promotion, the individual’s performance in the recent period, Equinix’s performance in the recent period, the competitive marketplace trends, internal equity and the retention value of unvested options or shares held by the individual at the time of the new grant.

In February 2010, the Compensation Committee discussed long-term incentive compensation awards for the executive officers, including the named executive officers. The Compensation Committee considered a proposal for performance-based awards, including a methodology for measuring performance, and proposed award sizes, and granted awards of RSUs to the named executive officers with both performance-based and service-based vesting requirements. RSU awards could be earned only if Equinix achieved a minimum of 95% of both a revenue goal of $1,080 million and an adjusted EBITDA goal of $475 million. Any earned RSUs would have the following vesting schedule: 50% of the RSUs would vest upon certification that Equinix had achieved at least 95% of revenue and adjusted EBITDA goals for 2010; 25% of the RSUs on February 15, 2012; and the remaining 25% of the RSUs on February 15, 2013. The number of RSUs earned would be determined linearly based on the degree of achievement of such revenue and adjusted EBITDA targets, from 45% of the award (upon achievement of revenue and adjusted EBITDA goals of $1,026 million and $451 million, respectively) to 120% of the award (upon achievement of revenue and adjusted EBITDA goals of $1,095 million and $500 million, respectively).

The revenue and adjusted EBITDA goals excluded the impact of fluctuations in foreign currencies against the foreign currency rates used in the 2010 operating plan. The Board of Directors or committee thereof could also adjust the revenue and adjusted EBITDA goals set forth above from time to time prior to the 2010 year end to take into account losses from discontinued operations, the cumulative effect of accounting changes, acquisitions or divestitures, sales of assets, and/or IBX expansions not contemplated by Equinix at the time of grant.

Market data was primarily used to determine the size of the awards for the named executive officers. Based upon the subjective view of the chief executive officer and the Compensation Committee (or the Board of Directors, in the case of the chief executive officer) of the performance of Equinix and the individual, awards were granted to award the named executive officers at the 90% market percentile should over performance against the performance goals in the RSUs be achieved.

When adjusted for one-time events as described above, we exceeded our goals by achieving revenues of approximately $1,086 million and adjusted EBITDA of approximately $498 million. These results triggered the awards below, with 50% vesting immediately and the remainder vesting over the next two years as described above. The awards will vest in full through 2013. The actual awards earned by our named executive officers were as follows:

• Steve Smith:	41,436 shares out of a possible 45,000 shares

• Keith Taylor:	19,336 shares out of a possible 21,000 shares

• Peter Ferris:	11,049 shares out of a possible 12,000 shares

• Eric Schwartz:	11,049 shares out of a possible 12,000 shares

In September 2010, the Compensation Committee approved an award of 20,000 RSUs for Mr. Meyers in connection with his commencement of employment at Equinix, with 25% of the award vesting upon completion of six months of employment, 25% vesting upon completion of one year of employment and an additional 25% upon completion of each year of employment thereafter. The size of Mr. Meyers’ award and its vesting schedule were based on the market data for his position and on the need to provide a competitive offer of employment.

The 2010 Grants of Plan-Based Awards table in this proxy statement sets forth the RSU awards received by the named executive officers in 2010.

Severance, Change-in-Control and other Post-Employment Programs

As described in detail under “Potential Payments Upon Termination or Change-in-Control” in this proxy statement, we have entered into a severance agreement as a part of each named executive officer’s offer of employment which provides for a severance payment in the event his employment is terminated for any reason other than cause or he voluntarily resigns under certain circumstances as described in the agreement. In the case of Messrs. Meyers and Schwartz, agreements are “double trigger” and provide for severance benefits only if the termination or voluntary resignation occurs in connection with a change-in-control of Equinix. The severance agreements of Messrs. Meyers and Schwartz also specify that they cannot voluntarily resign for four months following a change-in-control of Equinix and still trigger the benefits under the severance agreement. This “stay-put” clause was requested by the Compensation Committee to require that executives stay to assist with any transition after a change-in-control. Mr. Smith’s severance agreement provides that any restricted stock outstanding on the date of termination will vest pro rata as to any partially completed installment. All of the severance agreements have a three-year term and none provide for tax gross ups. The severance program is a competitive element of executive recruitment and compensation, and allows for a temporary source of income in the event of an executive’s involuntary termination of employment. In addition, in the case of executives with “double trigger” agreements, the program is also designed to keep executives focused on a transaction designed to benefit stockholders even if a job loss may result.

Mr. Schwartz also has an expatriate agreement that provides that, upon his repatriation, Equinix will use reasonable efforts to find a comparable position for him at corporate headquarters in California or another mutually agreed upon location. If, at that time, no comparable position is available for him in the United States, he will receive a severance payment equal to 12 months’ base salary and a payment that is representative of his pro rata bonus for the year in which he returns from his assignment, in exchange for a signed waiver and release. We believe this severance benefit to be reasonable given that Mr. Schwartz has relocated his family overseas at our request. This benefit is not contingent upon a change-in-control of Equinix. If Mr. Schwartz becomes eligible for severance payments under his expatriate agreement and also under his severance agreement, as described above, he will not be eligible to receive both, but will receive the severance payment which is more beneficial.

Restricted stock or stock unit awards granted to our named executive officers vest as to 50% (and options will vest as to 0%) of the outstanding unvested portion of such awards, in connection with an involuntarily termination or voluntary resignation under certain circumstances, within 12 months following a change-in-control, in the case of an involuntary termination, and between the date that is four months following a change-in-control and the date that is 12 months following a change-in-control, in the case of a voluntary resignation. We believe some provision for acceleration of equity awards in connection with changes-in-control protects the stockholders’ interests by encouraging our executive officers to continue to devote their attention to their duties and to facilitate an acquisition with minimized distraction, and by neutralizing bias the executives might have in evaluating acquisition proposals that could result in a loss of equity compensation. In addition, we believe that the events triggering payment, both a change-in-control and an involuntary termination, and then only when there is no misconduct by the executive, are fair hurdles for the ensuing rewards.

Benefits and Perquisites

Retirement, life, health and other welfare benefits at Equinix are the same for all eligible employees, including the named executive officers, and are designed to be aligned to our competitive market. Equinix shares the cost of health and welfare benefits with all of our eligible employees and offers an employer matching contribution to participant contributions to our Section 401(k) plan, for which all employees, including the named executive officers, are eligible. In 2010, each named executive officer, with the exception of Mr. Meyers, received the maximum match of $7,350. In general, Equinix does not offer perquisites to its named executive officers, except as described below.

In November 2008, the Compensation Committee approved an Executive Physical Program. This program is designed to proactively manage health risks for our executives and has an annual expense of approximately $25,000 if all of the executives participate.

Under his offer of employment, Mr. Meyers is entitled to relocation assistance to facilitate his move to California to work at Equinix’s corporate headquarters in Redwood City, California, including temporary living assistance pending his relocation. For a complete discussion of such benefits incurred in 2010, see the 2010 Summary Compensation Table in this proxy statement.

In April 2008, the Compensation Committee approved an expatriate agreement for Mr. Schwartz in connection with his assumption of the leadership role of our European business, headquartered in London, England, in June 2008. In February 2010 the expatriate agreement was amended to extend the term to August 2012. For a complete discussion of the benefits incurred under the expatriate agreement in 2010, see the 2010 Summary Compensation Table in this proxy statement.

None of our named executive officers received tax gross-ups or other amounts during 2010 for the payment of taxes in connection with other compensation payments with the exception of Mr. Meyers, in connection with the relocation assistance we are providing him, and Mr. Schwartz, in connection with his overseas assignment. For further information, see the 2010 Summary Compensation Table in this proxy statement.

Accounting and Tax Considerations

Accounting Considerations

Base salary and annual incentive compensation are recorded as an expense for financial reporting purposes by Equinix over the period the services are rendered by the individual employees. In terms of long-term equity compensation, the fair value of stock options and restricted stock and stock unit awards, determined as of their grant date, is amortized as an expense for financial reporting purposes over the awards’ vesting period.

For 2010, the total compensation expense of Equinix’s equity compensation programs under Financial Accounting Standards Board Accounting Standards Codification Topic 718, requiring that all equity-based awards to employees be recognized in the income statement based upon their fair value over the requisite service period, was approximately $69 million. The total compensation expense is considered by management in setting equity compensation levels at Equinix.

Tax Considerations

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct for federal income tax purposes in any one year with respect to our chief executive officer or any of our three other most highly compensated executive officers (excluding our chief financial officer) (each referred to as a covered employee). There is an exemption to the $1 million limitation for performance-based compensation meeting certain requirements.

To qualify for the exemption from the $1 million deduction limitation, our stockholders approved a limitation under our 2000 Equity Incentive Plan on the maximum number of shares of common stock for which any one participant may be granted stock options per fiscal year and, in 2007, our stockholders approved terms (the “Performance Terms”) under which long-term incentive awards (including performance-based RSUs) for covered employees under our Incentive Plan would be performance-based for purposes of the exemption from the limitations of Section 162(m).

Cash awards under the annual incentive program are subject to the $1 million deduction limitation when aggregated with other non-exempt compensation.

To maintain flexibility in compensating our named executive officers, the Compensation Committee has not adopted a policy requiring all compensation to be deductible. Although some amounts we recorded as compensation to certain named executive officers in 2010 were non-deductible as a result of the limitation of Section 162(m), the limitation does not cause substantial impact to our income tax position. The Compensation Committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards not to comply with Section 162(m) if it determines that such action is appropriate and in our best interests.

Compensation Committee Report

Equinix’s Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Irving Lyons, III, Chairman

Scott Kriens

William Luby

Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by, or paid to each individual who served as Equinix’s “principal executive officer,” Equinix’s “principal financial officer,” and Equinix’s three other most highly compensated executive officers for the year ended December 31, 2010 (our “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation ($)		Total ($)
Stephen Smith Chief Executive Officer & President	2010	535,897	—	4,363,065	550,000	7,350	(4)	5,456,312
	2009	490,000	—	2,307,396	490,000	15,562		3,302,958
	2008	475,000	—	3,021,200	480,000	6,900		3,983,100
Keith Taylor Chief Financial Officer	2010	361,992	—	1,899,839	238,875	7,350	(4)	2,508,056
	2009	342,500	—	1,442,123	222,625	8,884		2,016,132
	2008	323,833	—	1,208,480	201,000	6,900		1,740,213
Peter Ferris President, Equinix U.S.	2010	325,676	—	1,085,622	214,240	7,350	(4)	1,632,888
	2009	308,333	—	741,663	200,716	7,566		1,258,278
	2008	285,000	—	755,300	203,000	6,900		1,250,200
Charles Meyers(1) President, Equinix North America	2010	83,462	—	2,047,000	57,965	12,612	(5)	2,201,039
Eric Schwartz President, Equinix Europe	2010	305,321	—	1,085,622	200,850	516,230	(6)	2,108,023
	2009	285,000	—	741,663	185,250	486,756		1,698,669
	2008	257,500	—	717,535	130,833	341,292		1,447,160

(1)	Mr. Meyers joined Equinix on September 30, 2010.
(2)	Reflects the aggregate grant date fair value of stock awards granted to the named executive officer in applicable fiscal year computed in accordance with FASB ASC Topic 718. In the case of the performance-based stock awards granted to our named executive officers in 2010 (which includes all named executive officers other than Mr. Meyers), the amounts in this column were determined assuming vesting of 95% of the maximum award granted to each named executive officer, which was the performance threshold we thought was probable. The grant date fair values of the 2010 stock awards assuming the highest level of performance achievement were $4,592,700 (Smith), $1,999,830 (Taylor), and $1,142,760 (Ferris and Schwartz). In the case of the stock awards granted to our named executive officers in 2009, the amounts in this column were determined based on vesting of 97.5% of the award granted to each named executive officer, which was the performance threshold we thought was probable. The grant date fair values of the 2009 stock awards assuming the highest level of performance achievement were $2,366,560 (Smith), $1,479,100 (Taylor) and $760,680 (Ferris and Schwartz). In the case of the 2008 stock awards, the maximum grant date fair value is included in this column. See Note 11 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2011 for a discussion of the assumptions made by Equinix in determining the values of our equity awards.
(3)	The amounts in this column reflect the cash bonus awards to the named executive officers under our 2010, 2009, and 2008 annual incentive plans. The 2010 annual incentive plan is discussed in greater detail in “Compensation Discussion and Analysis” in this proxy statement. The 2010 bonus was determined as a percentage of the annual base salary in effect at the end of year rather than the amount of salary paid during the year. The 2008 amount for Mr. Ferris includes awards under his quarterly revenue plan, which is no longer in effect.
(4)	Amounts reflect matching contributions made by Equinix to the named executive officers’ respective 401(k) plan accounts. All Equinix U.S. employees are eligible for our 401(k) plan matching program.
(5)	Reflects relocation expenses under Mr. Meyers’ September 2010 offer letter. The relocation expenses incurred during 2010 include temporary housing and travel expenses as well as tax reimbursement for some of his relocation expenses.
(6)	In addition to a matching contribution to his 401(k) plan account of $7,350, includes the following expatriate benefits in connection with Mr. Schwartz’s assignment to the United Kingdom: $204,868 in Company-paid housing-related expenses, $185,745 in UK taxes paid on Mr. Schwartz’s behalf, net of additional amounts withheld from his other compensation, $38,183 in educational benefits, a $35,920 cost of living adjustment, a $21,900 automobile allowance, $13,309 reimbursement for Mr. Schwartz’s Medicare taxes resulting from his expatriate benefits, $5,626 in storage costs, and $3,329 for miscellaneous expenses related to his assignment to the United Kingdom (such as mail forwarding, wire fees and tax preparation). Certain benefits paid in pound sterling have been converted to U.S. dollars using the exchange rate on the date that the benefits were processed.

Equinix has not entered into employment agreements with any of the named executive officers, with the exception of the expatriate agreement with Mr. Schwartz (pursuant to which we agreed to provide benefits including a $35,920 annual cost of living adjustment, company-provided housing, an automobile allowance, an educational allowance and a tax equalization provision to the extent his taxes in the United Kingdom exceed the taxes he would have paid in the United States). Equinix has entered into severance agreements pursuant to which each named executive officer is entitled to cash severance upon certain terminations of employment, and our named executive officers are also entitled to certain vesting acceleration benefits upon a change-in-control of Equinix. See the section entitled “Potential Payments upon Termination or Change-in Control” elsewhere in this proxy statement for detailed information.

Equinix does not have defined benefit pension plans or non-qualified deferred compensation plans for the named executive officers.

2010 Grants of Plan-Based Awards

The table below sets forth each non-equity incentive plan award and equity award granted to Equinix’s named executive officers during fiscal year 2010.

The amounts in the “Non-Equity Incentive Plan Award” column reflect the target bonuses payable under our 2010 annual incentive plan, which would be paid if Equinix achieved the adjusted EBITDA goal in its 2010 operating plan. The bonus pool was subject to reduction by 20% for every 1% below the adjusted EBITDA goal in our operating plan, such that no bonuses were payable if 2010 adjusted EBITDA was 95% or less than the operating plan target. The actual amounts paid for fiscal 2010 are shown in the Summary Compensation Table above.

The amounts in the “Equity Incentive Plan Award” column reflect RSUs granted during fiscal 2010 with both service and performance vesting requirements. None of these RSUs would be earned unless Equinix achieved 95% of both revenue and adjusted EBITDA goals for 2010, with the actual number of RSUs (ranging from the “minimum” to the “maximum” amounts in the table) based on the extent to which Equinix achieved the goals. The earned RSUs would then vest subject to continued service as follows: 50% in February 2011 and an additional 25% in each of February 2012 and February 2013. As further described in “Compensation Discussion and Analysis” above, in February 2011, our Compensation Committee determined that the number of RSUs earned was between the target and maximum levels based on our achievement of our 2010 revenue and adjusted EBITDA goals.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards(3) ($)
		Target(1) ($)	Minimum (#)	Target (#)	Maximum (#)
Stephen Smith	N/A	$550,000	—	—	—	—		—
	3/15/10	—	16,875	37,500	45,000	—		$4,363,065
Keith Taylor	N/A	$238,875	—	—	—	—		—
	2/11/10	—	7,875	17,500	21,000	—		$1,899,839
Peter Ferris	N/A	$214,240	—	—	—	—		—
	2/11/10	—	4,500	10,000	12,000	—		$1,085,622
Charles Meyers	N/A	$56,875	—	—	—	—		—
	9/30/10	—	—	—	—	20,000	(2)	$2,047,000
Eric Schwartz	N/A	$200,850	—	—	—	—		—
	2/11/10	—	4,500	10,000	12,000	—		$1,085,622

(1)	Because each individual’s target bonus is a specified percentage of base salary, the target bonus amount in this table is based on the annual base salary in effect at the end of the year when bonuses are calculated. Mr. Meyers’ target bonus is pro rated to reflect his start date on September 30, 2010.

(2)	Mr. Meyers received a new hire grant in September 2010, with 25% vesting on March 31, 2011 and an additional 25% vesting on each of September 30, 2011, 2012, and 2013.
(3)	The amounts in this column represent the aggregate grant date fair value of the equity award calculated in accordance with FASB ASC Topic 718. With respect to performance-based awards, this is based on the probable outcome of the performance conditions applicable to the award. See Note 11 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2011 for a discussion of the assumptions made by Equinix in determining the grant date fair values of our equity awards.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table sets forth information regarding each unexercised option and all unvested stock awards held by each of our named executive officers as of December 31, 2010.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(5) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5) ($)
Stephen Smith	—	—	—	—	3,000	(1)	243,780	—		—
	—	—	—	—	10,000	(2)	812,600	—		—
	—	—	—	—	—		—	7,500	(6)	609,450
	—	—	—	—	28,000	(3)	2,275,280	—		—
	—	—	—	—	41,436	(7)	3,367,089
Keith Taylor	2,344	—	119.00	01/09/2011	—		—	—		—
	32,500	—	30.02	02/09/2014	—		—	—		—
	—	—	—	—	4,000	(2)	325,040	—		—
	—	—	—	—	—		—	2,666	(8)	216,639
	—	—	—	—	17,500	(3)	1,422,050	—		—
	—	—	—	—	19,336	(7)	1,571,243
Peter Ferris	3,825	—	119.00	01/09/2011	—		—	—		—
	82	—	122.00	01/09/2011	—		—	—		—
	—	—	—	—	2,500	(2)	203,150	—		—
	—	—	—	—	—		—	3,000	(8)	243,780
	—	—	—	—	9,000	(3)	731,340	—		—
	—	—	—	—	11,049	(7)	897,842
Charles Meyers	—	—	—	—	20,000	(4)	1,625,200	—		—
Eric Schwartz	—	—	—	—	2,375	(2)	192,993	—		—
	—	—	—	—	—		—	2,334	(8)	189,661
	—	—	—	—	9,000	(3)	731,340	—		—
	—	—	—	—	11,049	(7)	897,842

(1)	Vests in April 2011.
(2)	Vests in February 2011.
(3)	Vests in equal installments on each of February 15, 2011 and February 15, 2012.
(4)	Vesting occurs over three years of continuous service. The first 25% vest on March 31, 2011, and an additional 25% vest on each of September 30, 2011, 2012, and 2013.
(5)	Computed in accordance with Securities and Exchange Commission rules as the number of unvested shares or units multiplied by the closing price of Equinix’s common stock at the end of the 2010 fiscal year, which was $81.26 on December 31, 2010. The actual value realized by the officer depends on whether the award vests and the future performance of Equinix’s common stock.
(6)	Vests in April 2011 if our stock appreciates to pre-determined levels.
(7)	These units were granted in fiscal 2010 and were eligible to be earned depending on whether and to what extent Equinix achieved both its 2010 revenue and adjusted EBITDA goals. These share numbers reflect the amount actually earned for performance during fiscal 2010, as determined in February 2011. Of this amount, 50% vested in February 2011, and an additional 25% of the RSUs eligible for vesting will vest on each of February 15, 2012 and February 15, 2013.

(8)	Vests upon the later of (i) January 2011 or (ii) our stock appreciating to pre-determined levels.

2010 Option Exercises and Stock Vested

The following table shows the number of shares acquired upon exercise of options by each named executive officer during fiscal year 2010 and the number of shares of restricted stock and restricted stock units held by each named executive officer that vested during fiscal year 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Stephen Smith	—	—	59,000	$5,770,975
Keith Taylor	9,813	$680,632	31,209	$3,044,370
Peter Ferris	—	—	21,000	$2,052,720
Charles Meyers	—	—	—	—
Eric Schwartz	—	—	22,041	$2,098,110

(1)	Value realized is based on the fair market value of our common stock on date of exercise minus the exercise price and does not necessarily reflect proceeds actually received by the named executive officer.
(2)	Value realized is based on the fair market value of our common stock on the vesting date, multiplied by the number of shares or units vested, and does not necessarily reflect proceeds actually received by the named executive officer.

Potential Payments Upon Termination or Change-in-Control

Severance Agreements

We have entered into severance agreements with each of our named executive officers. Under their severance agreements, Messrs. Smith, Taylor and Ferris are entitled to benefits if they voluntarily resign for good reason or if Equinix terminates their employment for any reason other than cause. Following a change-in-control, the officers may not resign for good reason for a four-month period. Messrs. Meyers and Schwartz are only entitled to severance benefits following a change-in-control, if Equinix terminates their employment for any reason other than cause within 12 months after a change-in-control or if they resign for good reason during the period beginning four months after a change-in-control and ending 12 months after a change-in-control.

In the event of a qualifying termination, these severance agreements provide for the following benefits if the officer signs a general release of claims:

•

A lump sum severance payment equal to 100% of the officer’s annual base salary and target bonus (at the annual rate in effect immediately prior to the actions that resulted in the qualifying termination).

•

If the officer elects to continue health insurance coverage under COBRA then Equinix will pay the officer’s monthly premium under COBRA for up to the 12-month period following cessation of the officer’s employment.

•

Under Mr. Smith’s agreement only, his restricted stock awards will vest pro rata with respect to the installment that would otherwise vest on the vesting date following his termination date, subject to any performance criteria applicable to a performance-vesting award having been met as of his termination date.

In addition, for terminations following a change-in-control, the officers may be eligible for accelerated vesting of equity as described below under “Equity Vesting Acceleration”.

The severance agreements also contain non-solicitation, non-competition (during employment with Equinix), and cooperation and non-disparagement covenants.

The following definitions are used in the severance agreements with our named executive officers:

•	In the case of Messrs. Smith and Taylor, “good reason” means:

•	a material diminution in the officer’s authority, duties or responsibilities;

•

a material reduction in the officer’s level of compensation (including base salary and target bonus) other than pursuant to a company-wide reduction of compensation where the reduction applicable to the officer is substantially equal, on a percentage basis, to the reduction of the other executive officers; or

•	a relocation of the officer’s place of employment by more than 30 miles without the officer’s consent.

•	In the case of Mr. Smith only, a breach of Mr. Smith’s offer letter or severance agreement by Equinix or the failure of any successor to assume those agreements.

•	In the case of Messrs. Ferris, Meyers and Schwartz, “good reason” means:

•

a material diminution in the officer’s authority, duties or responsibilities, provided, however, if by virtue of Equinix being acquired and made a division or business unit of a larger entity following a change-in-control, the officer retains substantially similar authority, duties or responsibilities for such division or business unit of the acquiring corporation but not for the entire acquiring corporation, such reduction in authority, duties or responsibilities shall not constitute good reason;

•

a 10% or greater reduction in the officer’s average level of compensation over the prior three calendar years, determined based on salary, target bonus and the FASB ASC Topic 718 grant value of any equity awards; or

•	a relocation of the officer’s place of employment by more than 30 miles without the officer’s consent.

•

“Cause” includes the officer’s unauthorized use or disclosure of trade secrets which causes material harm to Equinix, the officer’s conviction of, or a plea of “guilty” or “no contest” to, a felony, or the officer’s gross misconduct.

•	The definition of “change-in-control” in the severance agreements with our named executive officers is the same definition as in our 2000 Equity Incentive Plan, described below.

In April 2008, we entered into an expatriate agreement with Mr. Schwartz pursuant to which he agreed to relocate to the United Kingdom for approximately two years to serve as our president, Equinix Europe. In February 2010, the expatriate agreement was extended until August 2012. Pursuant to this expatriate agreement, if we do not have a comparable position for Mr. Schwartz in the United States at the end of his assignment, Mr. Schwartz will be entitled to the greater of the benefits under the severance agreement described above or a lump sum severance payment equal to 12 months of his annual base salary and a pro rata bonus for the year in which the termination occurred, if he signs a release of claims. In addition, if we terminate Mr. Schwartz’s employment during the assignment for any reason other than cause or if Mr. Schwartz resigns and promptly returns to the United States, we will pay the transportation costs to bring Mr. Schwartz, his family and his household goods back to the United States.

The following table estimates the amount of compensation and benefits payable to each of our named executive officers under the severance agreements described above as if their employment terminated upon a qualifying termination on December 31, 2010, the last business day of the last fiscal year.

Name	Base Salary Severance(1)	Bonus Severance(1)	COBRA Premiums(2)	Acceleration of Vesting (3)	Total
Stephen Smith(4)	$550,000	$550,000	$23,848	$3,513,520	$4,637,368
Keith Taylor(4)	$367,500	$238,875	$23,848	—	$630,223
Peter Ferris(4)	$329,600	$214,240	$23,714	—	$567,554
Charles Meyers(5)	$350,000	$227,500	$23,714	—	$601,214
Eric Schwartz(5)	$309,000	$200,850	$23,448	—	$533,298

(1)	The amounts in these columns are based on the officer’s 2010 base salary at the rate in effect on December 31, 2010.
(2)	The amounts in this column represent the cost of the executive’s monthly health care premium under COBRA for a 12-month period.
(3)	Represents the value of pro rata vesting of Mr. Smith’s equity awards under his severance agreement, using the closing price of our common stock of $81.26 on December 31, 2010. Excludes accelerated vesting for terminations following a change-in-control under our equity award documents as described below.
(4)	Assumes a voluntary resignation for good reason or termination of employment for any reason other than cause.
(5)	Assumes a change-in-control followed by a voluntary resignation for good reason or termination of employment for any reason other than cause (or, in the case of Mr. Schwartz, if severance is triggered under his expatriate agreement).

Equity Vesting Acceleration

Pursuant to our 2000 Equity Incentive Plan and 2001 Supplemental Stock Plan, upon a change-in-control of Equinix, if the surviving corporation refuses to assume outstanding equity awards or replace them with comparable awards, each equity award will become fully vested. If equity awards are assumed, our named executive officers’ awards have the following provisions:

•

Equity awards granted prior to 2008 provide for an additional 12 months of vesting upon a change-in-control of Equinix, regardless of whether any applicable stock price appreciation targets have been obtained.

•	Equity awards granted prior to February 2008 will become fully vested if the holder is subject to an involuntary termination within 18 months following the change-in-control.

•

Restricted stock and restricted stock unit awards granted after February 2008 will vest as to 50% of the outstanding unvested portion of such awards if the named executive officer is terminated without cause within 12 months after a change-in-control or in the event of a certain voluntary resignations for good reason during the period beginning four months after a change-in-control and ending 12 months after a change-in-control.

The following definitions apply to our named executive officers’ equity awards:

A “change-in-control” includes:

•	a merger of Equinix after which our stockholders own less than 50% of the surviving corporation or its parent company;

•	a sale of all or substantially all of our assets;

•	a proxy contest that results in the replacement of more than one-half of our directors over a 24-month period; or

•	an acquisition of 50% or more of our outstanding stock by any person or group, other than a person related to Equinix, such as a holding company owned by our stockholders.

In the case of equity awards granted to our named executive officers after February 2008, the definitions of “cause” and “good reason” are the same as in the officers’ severance agreements.

In the case of equity awards granted to our named executive officers prior to February 2008, an “involuntary termination” includes:

•

an involuntary dismissal by Equinix for reasons other than misconduct (e.g., the commission of any act of fraud, embezzlement or dishonesty, any unauthorized use or disclosure by such person of confidential information or trade secrets of Equinix, or any other intentional misconduct by such person adversely affecting the business or affairs of Equinix in a material manner); or

•

a voluntary resignation following (i) a change in his or her position that materially reduces his or her responsibility level (in the case of Mr. Smith, we agreed that if he is no longer the chief executive officer of any company that acquires Equinix, then he will be deemed to have undergone a material reduction in responsibility); (ii) a reduction in his or her level of compensation; or (iii) a relocation of his place of employment by more than 50 miles, in each case without consent.

The following table estimates the value of the potential vesting acceleration for each named executive officer in connection with a change-in-control or termination of employment following a change-in-control. We have assumed for this purpose that both the change-in-control and termination of employment occurred on December 31, 2010, the last business day of our last fiscal year.

Name	12-Month Vesting Upon a CIC(1)	Vesting Upon Involuntary Termination Following a CIC(1)(2)	Vesting if Equity Awards Not Assumed or Substituted Following a CIC(1)
Stephen Smith	$853,230	$4,487,015	$7,308,199
Keith Taylor	$216,639	$2,038,326	$3,534,973
Peter Ferris	$243,780	$1,261,521	$2,076,112
Charles Meyers	—	$812,600	$1,625,200
Eric Schwartz	$189,661	$1,197,244	$2,011,835

(1)	The value was calculated by multiplying the number of unvested restricted shares or restricted stock units by $81.26, which was the closing price of Equinix’s common stock on December 31, 2010. For awards subject to meeting performance criteria for the year ended December 31, 2010, the calculation of the unvested portion reflects the actual performance for such year.
(2)	Assumes a change-in-control and involuntary termination occurred simultaneously on December 31, 2010 and thus includes the amount set forth under the column entitled “12-Month Vesting Upon a CIC”.

2010 DIRECTOR COMPENSATION

Equinix uses a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation, Equinix considers the competitive compensation market for directors in the high-technology market, the demands of the various roles that directors hold, and the time required to fulfill their duties to Equinix.

Non-employee directors receive a retainer in connection with their service on the Board of Directors. For fiscal 2010, the annual retainer was $35,000. In addition, in lieu of regular meeting fees, committee chairs (if any) and members received the following annual retainers for fiscal 2010, payable quarterly in arrears:

Committee	Chairman	Member
Audit	$30,000	$15,000
Compensation	$25,000	$10,000
Real Estate	$15,000	$5,000
Nominating	$5,000	$5,000
Governance	$5,000	$5,000

For fiscal 2011, the annual retainer has been increased to $50,000, and the annual retainer for members of the Compensation Committee, and for the chairs of each of the Nominating and Governance Committees, has been increased to $12,500. Currently, non-employee directors only receive fees for attendance at committee meetings in excess of a specified number of meetings in a calendar year. The committee meeting fees and the threshold number of meetings that must be attended before any meeting fees are paid are:

Committee	Chairman	Member	Threshold Number of Meetings
Audit	$5,000	$3,000	12
Compensation	$5,000	$3,000	8
Real Estate	$5,000	$3,000	6
Nominating	$5,000	$3,000	5
Governance	$5,000	$3,000	5
Other	$5,000	$3,000	6

Non-employee directors receive automatic grants of restricted stock units (RSUs). Each non-employee director will receive an award of RSUs upon joining the Board of Directors with a grant date fair value of $285,000, which will vest in four equal annual installments from the date of grant. In addition, at our annual stockholders’ meeting, each non-employee director who will continue to be a director after that meeting will automatically be granted an award of RSUs, which will become fully vested on the one-year anniversary of the date of grant. For fiscal 2010, the grant date fair value of these annual awards was $175,000 (increased to $200,000 for fiscal 2011). A new non-employee director who received an initial RSU award will not be eligible to receive an annual RSU award in the same calendar year. The number of shares subject to each RSU award will be equal to the dollar value of the award divided by the closing price of Equinix’s common stock on the date of grant. The RSUs granted to our directors will become fully vested if Equinix is subject to a change-in-control. We allow our non-employee directors to elect to defer settlement of their RSUs. Directors are also eligible to receive discretionary awards under Equinix’s 2000 Equity Incentive Plan. Our stock ownership guidelines for non-employee directors are described under “Corporate Governance”.

The following table sets forth all of the compensation awarded to, earned by, or paid to each non-employee director who served during fiscal year 2010.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2)(3)(4) ($)	Total ($)
Steven Clontz	$46,111	$174,953	$221,064
Steven Eng	$35,556	—	$35,556
Gary Hromadko	$60,000	$174,953	$234,953
Scott Kriens	$50,000	$174,953	$224,953
William Luby	$28,889	$284,940	$313,829
Irving Lyons, III	$58,333	$174,953	$233,286
Christopher Paisley	$75,000	$174,953	$249,953

(1)	Amounts listed in this column include the annual retainers for Board and Committee service. Board and Committee retainers are pro rated based on the number of days the director served during the year. Our directors did not receive any additional fees for their attendance at committee meetings in 2010. Mr. Eng did not stand for re-election at our June 2010 annual meeting.
(2)	Reflects (i) for Mr. Luby, RSUs covering 2,831 shares granted to Mr. Luby upon his appointment in April 2010; and (ii) for the other directors, RSUs covering 2,068 shares granted on the date of our annual stockholders’ meeting in June 2010.
(3)	Reflects the aggregate grant date fair value of the restricted stock unit awards granted to the director in 2010 computed in accordance with FASB ASC Topic 718. See Note 11 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2011 for a discussion of all assumptions made by Equinix in determining the grant date fair value of our equity awards.
(4)	As of December 31, 2010, Mr. Clontz held outstanding options to purchase 30,000 shares of our common stock; Mr. Eng held outstanding options to purchase 29,500 shares of our common stock; Mr. Kriens held outstanding options to purchase 10,000 shares of our common stock; Mr. Lyons held outstanding options to purchase 20,000 shares of our common stock; Mr. Paisley held outstanding options to purchase 25,000 shares of our common stock; and Mr. Hromadko (or Crosslink Capital, Inc.) held outstanding options to purchase 17,500 shares of our common stock. As of December 31, 2010, Messrs. Clontz, Kriens, Lyons, Paisley and Mr. Hromadko (or Crosslink Capital, Inc.) each held 2,068 unvested stock units, and Mr. Luby held 2,831 unvested stock units.

Mr. Van Camp is our Executive Chairman, but not a named executive officer, and does not receive any additional compensation for services provided as a director. For the year ended December 31, 2010, Mr. Van Camp earned $79,436 in salary as compensation for his service as Equinix’s Executive Chairman.

EQUINIX STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 31, 2011, certain information with respect to shares beneficially owned by (i) each person who is known by Equinix to be the beneficial owner of more than five percent of Equinix’s outstanding shares of common stock, (ii) each of Equinix’s directors and nominees, (iii) each of the executive officers named in Executive Compensation and Related Information, and (iv) all current directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date. Unless otherwise indicated, the address for each listed stockholder is c/o Equinix, Inc., One Lagoon Drive, Fourth Floor, Redwood City, CA 94065.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percentage of Total

Steven Clontz(1)	32,413	*

Gary Hromadko(2)	185,918	*

Scott Kriens(3)	82,539	*

William Luby	35,844	*

Irving Lyons, III(4)	25,913	*

Christopher Paisley(5)	28,213	*

Stephen Smith(6)	51,723	*

Peter Van Camp	34,709	*

Peter Ferris(7)	68,453	*

Charles Meyers	0	*

Eric Schwartz	15,876	*

Keith Taylor(8)	87,238	*

Goldman Sachs Asset Management LP (United States)(9) 32 Old Slip New York, NY 10005	4,955,074	10.60

Lone Pine Capital LLC(10) Two Greenwich Plaza, Suite 2 Greenwich, CT 06830	4,036,520	8.62

BAMCO, Inc. (11) 767 5th Avenue New York, NY 10153	3,101,094	6.63

T. Rowe Price Associates, Inc.(12) 100 East Pratt Street Baltimore, MD 21202	2,875,161	6.14

All current directors and executive officers as a group (13 persons)(13)	658,900	1.40

*	Less than 1%.
(1)	Includes 30,000 shares subject to options exercisable within 60 days of March 31, 2011.
(2)	Includes 33,500 shares owned by Octave Fund L.P., of which a limited liability company controlled by Mr. Hromadko is the general partner, and as to which Mr. Hromadko disclaims beneficial ownership except to the extent of his pecuniary interest therein. Mr. Hromadko is a venture partner of Crosslink Capital, Inc. Based on a Form 4 filed with the Securities and Exchange Commission on June 11, 2010, Crosslink Capital, Inc. and its funds own an aggregate of 358,920 shares of common stock of Equinix and also own 17,500 shares subject to options exercisable within 60 days of March 31, 2011. However, Mr. Hromadko is not deemed to beneficially own the shares of common stock or the stock options that are beneficially owned by Crosslink Capital, Inc.
(3)	Includes 10,000 shares subject to options exercisable within 60 days of March 31, 2011.
(4)	Includes 20,000 shares subject to options exercisable within 60 days of March 31, 2011.
(5)	Includes 20,000 shares subject to options exercisable within 60 days of March 31, 2011. Also includes an aggregate of 800 shares held in trusts for Mr. Paisley’s children and a brother.
(6)	Includes 10,500 shares subject to forfeiture pursuant to a restricted stock grant.
(7)	Includes 276 shares held by Mr. Ferris as custodian for his children; Mr. Ferris disclaims beneficial ownership of these shares.
(8)	Includes 30,500 shares subject to options exercisable within 60 days of March 31, 2011.
(9)	Based on a Schedule 13-F as of December 31, 2010 filed with the Securities and Exchange Commission.
(10)	Based on a Schedule 13-F as of December 31, 2010 filed with the Securities and Exchange Commission.
(11)	Based on a Schedule 13-F as of December 31, 2010 filed with the Securities and Exchange Commission.
(12)	Based on a Schedule 13-F as of December 31, 2010 filed with the Securities and Exchange Commission. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities and Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(13)	Includes an aggregate of 110,500 shares subject to options exercisable within 60 days of March 31, 2011. Also includes 10,500 shares subject to forfeiture pursuant to restricted stock grants.

Equity Compensation Plan Information

The following table provides information as of December 31, 2010 with respect to shares of our common stock issuable under our existing equity compensation plans:

	A		B		C
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans, excluding securities reflected in Column A
Equity compensation plans approved by security holders(1)	2,666,293	(2)(3)	$29.86	(4)	9,993,750	(5)
Equity compensation plans not approved by security holders	269,415		$46.77		260,189
Total	2,935,708		N/A		10,253,939

(1)	On each January 1, commencing on January 1, 2001 and continuing through January 1, 2010, the number of shares reserved for issuance under the following equity compensation plans were automatically increased as follows: the Incentive Plan was automatically increased by the lesser of 6% of the then outstanding shares of common stock or 6.0 million shares and the Directors’ Plan was automatically increased by 50,000 shares of common stock. On each January 1, the 2004 Employee Stock Purchase Plan will be automatically increased by the lesser of 2% of the then outstanding shares of common stock or 500,000 shares.
(2)	Includes 1,466,342 unissued shares subject to outstanding restricted stock units.
(3)	Includes 476,943 stock options and 98,509 restricted stock units assumed pursuant to our acquisition of Switch & Data Facilities Company, Inc. effective April 30, 2010. No additional stock options, restricted stock units, or any other equity awards are issuable pursuant to the Switch and Data 2007 Stock Incentive Plan, including upon the cancellation of the stock options and restricted stock units which were assumed.
(4)	The weighted-average exercise price takes into account 1,466,342 shares under approved plans issuable upon vesting of outstanding restricted stock units, which have no exercise price. The weighted-average exercise price for options only with respect to the approved plans is $66.36.
(5)	Includes 2,561,368 shares available for future issuance under the 2004 Employee Stock Purchase Plan.

The following equity compensation plan that was in effect as of December 31, 2010 was adopted without the approval of our security holders:

The Equinix, Inc. 2001 Supplemental Stock Plan (the “2001 Plan”) was adopted by the Board of Directors on September 26, 2001. We have reserved 1,493,961 shares of common stock for issuance under the 2001 Plan, under which nonstatutory stock options and restricted shares may be granted to non-executive officer employees and consultants of ours or any parent or subsidiary corporation. Options granted under the 2001 Plan must have an exercise price equal to no less than 85% of the fair market value on the date of grant; however, as of December 31, 2010, all options granted under the 2001 Plan have an exercise price equal to 100% of the fair market value on the date of grant. As of December 31, 2010, options to purchase 269,415 shares of common stock were outstanding under the 2001 Plan, 260,189 shares remained available for future grants, and options covering 964,357 shares had been exercised. Pursuant the 2001 Plan, upon a change-in-control of Equinix, each outstanding option and all shares of restricted stock will generally become fully vested unless the surviving corporation assumes the option or award or replaces it with a comparable award. Any options or shares of restricted stock, granted prior to February 2008, which are assumed or replaced in the transaction and do not otherwise accelerate at that time will become fully vested if the holder is subject to an involuntary termination within 18 months following the change-in-control. The Board of Directors may amend or terminate the 2001 Plan at any time, and the 2001 Plan will continue in effect indefinitely unless the Board of Director decides to terminate the plan earlier.

Section 16(a) Beneficial Ownership Reporting Compliance

The members of the Board of Directors, the executive officers of Equinix, and persons who hold more than 10% of Equinix’s outstanding common stock (“Section 16 Insiders”) are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of Equinix’s common stock and their transactions in such common stock. Based on (i) the copies of Section 16(a) reports filed for the members of the Board of Directors and the executive officers for their 2010 fiscal year transactions in common stock and their common stock holdings and (ii) the written representations received by such persons, Equinix believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by Section 16 Insiders.

CORPORATE GOVERNANCE

Governance Committee

In May 2008, the Board of Directors established a Governance Committee (the “Governance Committee”) to (i) oversee the evaluation of the Board of Directors and (ii) review and consider developments in corporate governance practices and to recommend to the Board of Directors a set of effective corporate governance policies and procedures applicable to Equinix. A more detailed description on the functions of the Governance Committee can be found in the Governance Committee Charter, published on the corporate governance section of Equinix’s website at www.equinix.com.

Corporate Governance Guidelines

The Board of Directors follows the Equinix, Inc. Board of Directors Guidelines on Significant Corporate Governance Issues (the “Guidelines”) published on the corporate governance section of Equinix’s website at www.equinix.com. The Guidelines reflect the Board of Director’s dedication to monitoring the effectiveness of policy and decision-making at the Board of Director’s level. In conjunction with the Governance Committee, the Board of Directors will continue to monitor the effectiveness of these Guidelines.

Board Leadership Structure and Role in Risk Oversight

Prior to his current role, Mr. Van Camp was serving as both our Chief Executive Officer and as Chairman of the Board of Directors. In April 2007, Mr. Van Camp stepped down as Equinix’s Chief Executive Officer but retained the chairmanship of the Board as Executive Chairman, thus separating the two roles. Today, our Chief Executive Officer is responsible for the day to day leadership of Equinix and its performance, and for setting the strategic direction of Equinix. Mr. Van Camp, with his depth of experience and history with Equinix dating back to 2000, provides support and guidance to the Chief Executive Officer and to management as Executive Chairman. He also provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities, facilitates communication among directors and between directors and senior management, provides input to the agenda for Board meetings, works to provide an appropriate information flow to the Board, and presides over meetings of the full Board. Thus, while our Chief Executive Officer is positioned as the leader of Equinix and is free to focus on day to day challenges, our Board also has a strong leader with deep knowledge of Equinix in Mr. Van Camp. We believe this structure is best for both Equinix and our stockholders.

While our Guidelines state that the Board of Directors may designate an independent director as the lead independent director, to be responsible for calling special meetings of the independent directors, chairing all meetings of independent directors and performing such other responsibilities as may be set forth in a written charter, a lead independent director has not been designated to date as we feel our current structure, as described above, functions well. In addition, we feel that the number of independent directors on our Board and our committee structure provide appropriate independent oversight of Equinix. For example, the Audit, Compensation and Nominating Committees of the Board, and the Real Estate Committee of the Board, where decisions regarding our expansion and capital deployment are vetted, consist entirely of independent directors. Additionally, our independent directors periodically hold private sessions and have direct access to management. A self-assessment of the Board of Directors is also conducted annually at which time each member is free to evaluate and comment as to whether they feel this structure continues to be appropriate.

Our Board of Directors’ oversight of risk management is designed to support the achievement of organizational objectives, including strategic objectives, to improve Equinix’s long-term organizational performance and enhance stockholder value. The involvement of the full Board of Directors in setting Equinix’s business strategy is a key part of its assessment of what risks Equinix faces, what steps management is taking to manage those risks, and what constitutes an appropriate level of risk for Equinix. Our senior management attends the quarterly Board meetings, presents to the Board of Directors on strategic and other matters, and is available to address any questions or concerns raised on risk management-related or any other matters. Board members also have ongoing and direct access to senior management between regularly scheduled board meetings for any information requests or issues they would like to discuss. In addition, in August 2010 the Board of Directors held an all-day strategy meeting with senior management to discuss strategies, key challenges, and risks and opportunities for Equinix. The Board of Directors intends to hold a meeting focused solely on strategy annually, to set the stage for the planning and development of Equinix’s operating plan for the coming year.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee’s charter mandates that it discuss guidelines and policies governing the process by which management and other persons responsible for risk management assess and manage Equinix’s exposure to risk, including Equinix’s major financial risk exposures and the steps management has taken to monitor and control such exposures, based on consultation with management and independent auditors. The Audit Committee also receives an annual assessment of the adequacy of the controls over financial reporting, including an assessment of the risks associated with the controls over the financial reporting process. In setting compensation, the Compensation Committee strives to manage risks arising from our compensation policies and programs by setting compensation at levels that maximize stockholder long-term value without encouraging excessive risk-taking. In addition, the Real Estate Committee manages risk by evaluating real estate expansion opportunities and the deployment of capital within the context of Equinix’s overall business and financial strategy and financial picture. Finally, the Governance Committee assists the Board in the oversight of any risks in the area of corporate governance.

The Board of Directors believes that the risk management processes in place for Equinix are appropriate.

Compensation Policies and Practices Risk Assessment

We conducted a risk assessment of our compensation programs and presented the results to our Compensation Committee. The Compensation Committee considered the findings of the assessment and agreed with management’s conclusion that our compensation programs do not create excessive or inappropriate risks for Equinix. Our assessment involved a review of our material compensation arrangements, policies and practices for the purpose of identifying inherent risks and program features that mitigate or eliminate those risks. Factors that support this conclusion include the following:

•	Overall mix of short and long-term incentives as well as mix of fixed and variable compensation.

•

Base pay is fixed and targeted at the 50th percentile of market for all employees. Our competitive base pay supports our goal of attracting and retaining employees while still representing an efficient use of our resources. There is an annual market analysis and alignment with this objective and Equinix’s annual salary increase budget is approved by the Compensation Committee. Individual performance is also considered in setting base pay.

•

Short-term incentive compensation is earned under our annual incentive plan which in 2011 will be funded based upon our performance against revenue and adjusted EBITDA targets. We mitigate the risk of manipulation of financial results through a combination of strict internal controls and plan design, including a cap on bonus payouts and the fact that actual payouts are based on individual performance. In addition, for our executives, short-term incentive compensation represents a modest portion of total compensation.

•

Long-term incentive compensation consists of restricted stock units (“RSUs”). For non-executives, RSUs are granted with time-based vesting. For executives, RSUs are granted with both performance and time-based vesting elements. These awards compose the greatest portion of total compensation for our executives. Individual performance is considered in sizing the awards and award sizes are capped. The performance elements for executive RSU grants consist of both revenue and adjusted EBITDA achievement targets. Use of these two metrics ensures that executives are motivated to meet revenue targets while keeping costs contained. The risk of manipulation of financial results is also mitigated by strict internal controls. If the targets are met, the awards continue to vest over the next two years, offsetting the risk of short-term decision making.

•

The Compensation Committee, comprised of independent members of the Board of Directors, or, in the case of Mr. Smith, the full Board of Directors (excluding Mr. Smith), approves all compensation for executives in its discretion. The Compensation Committee is advised by an independent consultant.

Director Independence

The Board of Directors is currently comprised of eight directors, six of whom qualify as independent directors pursuant to the rules adopted by the Securities and Exchange Commission applicable to the corporate governance standards for companies listed on the NASDAQ National Market System. The Board of Directors has determined that all of Equinix’s director nominees are independent within the meaning of the applicable NASDAQ listing standards, except for Mr. Smith, Equinix’s Chief Executive Officer and President, and Mr. Van Camp, Equinix’s Executive Chairman. The Audit, Compensation, Nominating and Real Estate Committees of the Board of Directors consist entirely of independent directors.

Nomination of Directors

The Nominating Committee of the Board of Directors (the “Nominating Committee”) operates pursuant to a written charter and has the exclusive right to recommend candidates for election as directors to the Board of Directors. The Nominating Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, having high moral character, having business experience, and being over 21 years of age. The Nominating Committee’s process for identifying and evaluating nominees is as follows: in the case of incumbent directors whose annual terms of office are set to expire, the Nominating Committee reviews such directors’ overall service to Equinix during their term, including the number of meetings attended, level of participation, quality of performance, and any transactions of such directors with Equinix during their term. In the case of new director candidates, the Nominating Committee first determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon the Guidelines, the rules and regulations of the Securities and Exchange Commission, the rules of the NASDAQ Stock Market, and the advice of counsel, if necessary. The Nominating Committee may then use its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating Committee will then meet to discuss and consider such candidates’ qualifications and choose candidate(s) for recommendation to the Board of Directors.

There is no fixed set of qualifications that must be satisfied before a candidate will be considered. Rather, the Nominating Committee has the flexibility to consider such factors as it deems appropriate. These factors may include education, diversity of experience or background, expertise relevant to Equinix, the interplay of the candidate’s experience with that of other members of the Board of Directors, and the extent to which the candidate would be a desirable addition to the Board of Directors and to any of the committees of the Board of Directors. In practice, the Nominating Committee has sought members with experience relevant to our industry and current strategy. For example, in 2007 the addition of Mr. Lyons to our Board of Directors was the result of a specific search designed to add experience in real estate to our Board of Directors as we embarked on a period of major expansion.

The Nominating Committee will consider candidates recommended by stockholders. Stockholders wishing to recommend candidates for consideration by the Nominating Committee may do so by writing to the Secretary of Equinix and providing the candidate’s name, biographical data and qualifications. The Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder.

A more detailed description on the functions of the Nominating Committee can be found in the Nominating Committee Charter, published on the corporate governance section of Equinix’s website at www.equinix.com.

Stockholder Communications with the Board of Directors

Interested parties may contact the Board of Directors by sending correspondence to the attention of Equinix’s Secretary, c/o Equinix, Inc., One Lagoon Drive, Fourth Floor, Redwood City, California 94065. Any mail received by the Secretary, except improper commercial solicitations, will be forwarded to the members of Equinix’s Audit Committee for their further action, if necessary. Equinix does not have a policy requiring attendance by members of the Board of Directors at Equinix’s annual meetings. At Equinix’s 2010 Annual Meeting, Mr. Smith was in attendance and available for questions.

Code of Ethics and Business Conduct

Equinix has always taken the issue of corporate governance seriously. The Board of Directors has adopted (1) a Code of Business Conduct which applies to all directors, officers and employees and (2) an additional Code of Ethics for Chief Executive Officer and Senior Financial Officers. These documents can be found on the corporate governance section of Equinix’s website at www.equinix.com. In addition, anonymous reporting hotlines have been established to facilitate reporting of violations of financial and non-financial policies.

Should the Board of Directors ever choose to amend or waive a provision of the Code of Ethics for Chief Executive Officer and Senior Financial Officers, we may disclose such amendment or waiver on the corporate governance section of Equinix’s website at www.equinix.com.

Stock Ownership Guidelines for Non-Employee Directors

In its Guidelines, the Board has established a stock ownership requirement for Equinix’s non-employee directors to encourage them to have a significant financial stake in the company. The Guidelines state that each non-employee director should own not less than six times their cash annual retainer for general service on the Board in shares of Equinix’s common stock, including exercised stock options, vested RSUs and deferred RSUs. Non-employee directors serving on the Board as of November 17, 2010 will have until December 31, 2015 to comply with the requirement, and new non-employee directors will have five years from the date of their election to the Board to comply. Compliance with this requirement is measured annually at the end of each fiscal year.

Information Regarding the Board of Directors and its Committees

During the fiscal year ended December 31, 2010, the Board of Directors held six meetings. For the fiscal year, during his period of service, each of the incumbent directors attended or participated in at least 80% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which each such director served. In the event any director missed a meeting, he would separately discuss material items with Messrs. Smith or Van Camp. The Board of Directors has six standing committees: the Audit Committee, the Compensation Committee, the Governance Committee, the Nominating Committee, the Real Estate Committee and the Stock Award Committee, in addition to special committees that may be formed from time to time. The following table provides membership information for the incumbent directors for fiscal 2010 for such standing committees of the Board of Directors:

Name	Audit	Compensation	Governance	Nominating	Real Estate	Stock Award
Steven Clontz	X			X
Gary Hromadko	X			X	X
Scott Kriens		X		X(1)
William Luby		X
Irving Lyons, III		X(1)			X	X
Christopher Paisley	X(1)		X		X
Stephen Smith						X
Peter Van Camp			X(1)

(1)	Committee Chairman

A detailed description of the Audit Committee can be found in the section entitled “Report of the Audit Committee of the Board of Directors” elsewhere in this proxy statement. The members of the Audit Committee are Messrs. Clontz, Hromadko and Paisley. Mr. Paisley is chairman of the Audit Committee and considered its financial expert. During the fiscal year ended December 31, 2010, the Audit Committee held eight meetings.

The Compensation Committee oversees, reviews and administers all of Equinix’s compensation, equity and employee benefit plans and programs relating to executive officers, including the named executive officers, approves the global guidelines for the compensation program for Equinix’s non-executive employees and approves Equinix’s projected global equity usage. The Compensation Committee also acts periodically to evaluate the effectiveness of the compensation programs at Equinix and considers recommendations from its consultant, Compensia, Inc. and from management regarding new compensation programs and changes to those already in existence. In addition, the Compensation Committee is consulted to approve the compensation package of a newly hired executive or of an executive whose scope of responsibility has changed significantly. A more detailed description of the functions of the Compensation Committee can be found in the Compensation Committee Charter, published on the corporate governance section of Equinix’s website at www.equinix.com. The members of the Compensation Committee are Messrs. Kriens, Luby and Lyons. Mr. Lyons is chairman of the Compensation Committee. During the fiscal year ended December 31, 2010, the Compensation Committee held five meetings.

The Governance Committee’s functions are described above in the section entitled “Governance Committee”. The members of the Governance Committee are Messrs. Paisley and Van Camp. Mr. Van Camp is chairman of the Governance Committee. During the fiscal year ended December 31, 2010, the Governance Committee held two meetings.

The Nominating Committee’s functions are described above in the section entitled “Nomination of Directors”. The members of the Nominating Committee are Messrs. Clontz, Hromadko and Kriens. Mr. Kriens is chairman of the Nominating Committee. During the fiscal year ended December 31, 2010, the Nominating Committee held one meeting.

The Real Estate Committee approves capital expenditures in connection with real estate development, expansion or acquisition within parameters set by the full Board. All decisions are made considering a projected 10-year internal rate of return and within the context of a multi-year capital expenditure development pipeline and cash flow analysis provided by management to the Real Estate Committee. In approving real estate capital expenditures, the Real Estate Committee also considers an overview of the project and the market, including the competition, strategy, current capacity and sales pipeline. In addition, the Real Estate Committee has the authority to analyze, negotiate and approve the purchase, sale, lease or sublease of real property, approve guarantees related to real property transactions and, subject to any limitations or terms, if any, imposed by the full Board, analyze, negotiate and approve real estate-related financing transactions. The members of the Real Estate Committee are Messrs. Hromadko, Lyons and Paisley. During the fiscal year ended December 31, 2010, the Real Estate Committee held five meetings.

The Stock Award Committee has the authority to approve the grant of stock awards to non-officer employees and other individuals. The members of the Stock Award Committee are Messrs. Lyons and Smith. During the fiscal year ended December 31, 2010, the Stock Award Committee acted solely by written consent.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was at any time during the 2010 fiscal year or at any other time an officer or employee of Equinix. No executive officer of Equinix serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board of Directors or Compensation Committee of Equinix.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Goldman Sachs Group, Inc.

For the year ended December 31, 2010, revenues from entities affiliated with Goldman Sachs totaled $14,250,000. Goldman Sachs Asset Management LP is a holder of greater than 10% of our outstanding common stock.

Approval of Related Transactions

Per its written charter, Equinix’s Audit Committee is responsible for reviewing all related party transactions in accordance with the rules of the NASDAQ National Market. Related parties include any of our directors or executive officers, our greater than 5% stockholders, and their immediate family members.

We review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, with our interests. To identify related party transactions, each year we require our directors and executive officers to complete a questionnaire identifying any transactions with us in which the executive officer or director or their family members have an interest. We seek updates to this information from our directors and executive officers on a quarterly basis. We also ask our directors to update their list of companies they are affiliated with on a quarterly basis to help us identify related party transactions.

Finally, our Code of Business Conduct establishes corporate standards of behavior for all our employees, officers, and directors and sets our expectations of contractors and agents. Our Code of Business Conduct seeks to deter wrongdoing and to promote honest and ethical conduct, and encourages the reporting of illegal or unethical behavior. Waivers of the Code of Business Conduct may be granted by Equinix’s Chief Executive Officer or Compliance Officer, provided that waivers for executive officers or directors may only be granted by the Board of Directors or by one of its committees.

The Audit Committee Charter and the Code of Business Conduct are available on the corporate governance section of Equinix’s website at www.equinix.com.

PROPOSAL 4

ADVISORY NON-BINDING VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION VOTE

The Dodd-Frank Act also contains a provision enabling our stockholders to indicate how frequently we should have a “Say on Pay” vote. By voting on this Proposal 4, our stockholders may indicate whether they would prefer to vote on an advisory, non-binding basis to approve the compensation of our named executive officers every one, two, or three years.

After careful consideration, the Board of Directors has determined that a Say on Pay vote that occurs every year is the most appropriate alternative for Equinix. Therefore, the Board recommends that you vote for an annual frequency on holding future Say on Pay votes. In reaching its recommendation, the Board believes that an annual Say on Pay vote will allow our stockholders to provide us with meaningful and direct input on our executive compensation philosophy, policies and programs. An annual advisory vote will also foster useful communication with our stockholders by providing our stockholders with a clear and timely means to express any concerns and questions.

You may cast your vote on your preferred voting frequency by choosing the option of every year, every two years, every three years or abstain from voting. Although this vote is advisory and not binding, the Board and Equinix highly value the opinions of our stockholders and will consider the outcome of this vote when determining the frequency of future stockholder votes on executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS

AN ANNUAL ADVISORY VOTE ON PROPOSAL 4

PROPOSAL 5

APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO ELIMINATE SUPER-MAJORITY VOTING PROVISION

Our current Certificate of Incorporation requires the approval of sixty-six and two-thirds percent (66 2/3%) of our outstanding shares to amend, repeal or adopt most of the provisions of our Certificate of Incorporation.

Our Board is firmly committed to the highest standard of corporate governance for Equinix and its stockholders. Consistent with this commitment, our Board recommends replacing Article X of the Certificate of Incorporation with the following language in order to reduce this voting threshold to a majority of outstanding shares:

“In addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Restated Certificate, the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal any provision of this Restated Certificate.”

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL 5

PROPOSAL 6

APPROVAL OF AMENDMENT TO BYLAWS TO ELIMINATE SUPER-MAJORITY VOTING PROVISION REGARDING REMOVAL DIRECTORS FOR CAUSE

Our current Bylaws require seventy-five percent (75%) of our outstanding shares to remove any directors, or the entire Board, from office at any time, but only for cause.

Our Board is firmly committed to the highest standard of corporate governance for Equinix and its stockholders. Consistent with this commitment, our Board recommends that the stockholders approve an amendment to Section 3.10 of our Bylaws to reduce this voting requirement to a majority of outstanding shares.

The proposed amendment to our Bylaws is to replace Section 3.10 of the Bylaws with the following language:

“Section 3.10     Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.”

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL 6

PROPOSAL 7

APPROVAL OF AMENDMENT TO BYLAWS TO ELIMINATE SUPER-MAJORITY VOTING PROVISION REGARDING THE AMENDMENT OF BYLAWS

Our current Bylaws require seventy-five percent (75%) of our outstanding shares to amend, alter, add to or rescind or repeal our Bylaws.

Our Board is firmly committed to the highest standard of corporate governance for Equinix and its stockholders. Consistent with this commitment, our Board recommends that the stockholders approve an amendment to Section 8.1 of our Bylaws to reduce this voting requirement to a majority of outstanding shares.

The proposed amendment to our Bylaws is to replace Section 8.1 of the Bylaws with the following language:

“Section 8.1    Amendments. Subject to the provisions of the Certificate of Incorporation and these Amended and Restated Bylaws, these Amended and Restated Bylaws may be amended, altered, added to, rescinded or repealed at any meeting of the Board of Directors or by the affirmative vote of the holders of a majority of the Corporation’s outstanding voting stock (on an as-converted to Common Stock basis), provided notice of the proposed change was given in the notice of the meeting and, in the case of a meeting of the Board of Directors, in a notice given no less than twenty-four hours prior to the meeting.”

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL 7

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

A number of brokers with account holders who are stockholders of Equinix will be “householding” Equinix’s proxy materials. A single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Equinix, Inc., One Lagoon Drive, Fourth Floor, Redwood City, California 94065, Attn: Stock Services, or contact Equinix Stock Services by telephone at (650) 598-6000 and a separate proxy statement and annual report will be delivered to you promptly. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Stockholders who intend to have a proposal considered for inclusion in Equinix’s proxy materials for presentation at the 2012 Annual Meeting of Stockholders (the “2012 Annual Meeting”) pursuant to Rule 14a-8 of the Exchange Act must submit the proposal to Equinix no later than December 30, 2011. Pursuant to Rule 14a-4(c) of the Exchange Act and Equinix’s amended and restated bylaws, stockholders who intend to present a proposal at the 2012 Annual Meeting without inclusion of such proposal in the proxy materials are required to notify Equinix of such proposal not earlier than February 10, 2012 and not later than 5:00 p.m., Pacific Standard Time on March 11, 2012, so long as the 2012 Annual Meeting is not advanced by more than 30 days or delayed by more than 70 days from June 9, 2012 (the anniversary date of the prior year’s annual meeting). If Equinix does not receive notification of the proposal within that time frame it will be considered untimely and we will not be required to present it at the 2012 Annual Meeting.

All stockholder proposals and notice of stockholder proposals should be sent to Equinix, Inc. at One Lagoon Drive, Fourth Floor, Redwood City, California 94065, Attn: Secretary. Equinix reserves the right to reject, rule out of order, or take other appropriate action with respect to any stockholder proposal that does not satisfy the conditions and rules established by the Securities and Exchange Commission.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

Equinix will mail without charge, upon written request, a copy of Equinix’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Requests should be sent to Equinix, Inc., at One Lagoon Drive, Fourth Floor, Redwood City, California 94065, Attn: Investor Relations.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Peter Van Camp
Peter Van Camp Executive Chairman

Redwood City, California

May 5, 2011

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR FOLLOW THE INSTRUCTIONS BELOW TO SUBMIT YOUR PROXY BY TELEPHONE OR ON THE INTERNET. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING.

EQUINIX IMPORTANT ANNUAL MEETING INFORMATION 00004 ENDORSEMENT_LINE SACKPACK

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 9, 2011. Vote by Internet Log on to the Internet and go to www.investorvote.com/EQIX Follow the steps outlined on the secured website. Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. Follow the instructions provided by the recorded message. Annual Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2, 3, 5, 6 and 7 and every 1 YR for Proposal 4. 1. Election of Directors: For Withhold For Withhold For Withhold 01 - Steven T. Clontz 02 - Gary F. Hromadko 03 - Scott G. Kriens 04 - William K. Luby 05 - Irving F. Lyons, III 06 - Christopher B. Paisley 07 - Stephen M. Smith 08 - Peter F. Van Camp 2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. For Against Abstain 3. To approve by a non-binding advisory vote the compensation of the Company’s named executive officers. For Against Abstain 4. To approve by a non-binding advisory vote the frequency of stockholder non-binding advisory votes on the Company’s named executive officer compensation. 1 Yr 2 Yrs 3 Yrs Abstain 5. To approve an amendment to the Company’s Certificate of Incorporation to reduce the current voting requirement to a majority of the outstanding shares entitled to vote to amend, repeal or adopt any provision of the Certificate of Incorporation. 6. To approve an amendment to the Company’s Bylaws to reduce the current voting requirement to a majority of the outstanding shares entitled to vote to remove any directors or the entire board for cause. For Against Abstain 7. To approve an amendment to the Company’s Bylaws to reduce the current voting requirement to a majority of the outstanding shares entitled to vote to amend, alter, add to or rescind or repeal the Bylaws. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T 1 U P X 1 1 4 3 2 2 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 01BGRD

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Equinix, Inc. One Lagoon Drive, Fourth Floor, Redwood City, California 94065 This Proxy is Solicited on Behalf of the Board of Directors of Equinix, Inc. for the Annual Meeting of Stockholders to be held June 9, 2011 The undersigned holder of Common Stock, par value $0.001, of Equinix, Inc. (the “Company”) hereby appoints Stephen M. Smith and Keith D. Taylor, or either of them, each with full power of substitution, to represent and to vote as specified in this Proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if personally present at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 9, 2011 at 10:30 a.m. local time, on the second floor of the Company’s headquarters located at One Lagoon Drive, Redwood City, California, 94065, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters. This proxy, when properly executed, will be voted in the manner as described herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS, FOR PROPOSALS 2, 3, 5, 6 AND 7 AND EVERY 1 YEAR FOR PROPOSAL 4, AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS, “FOR” PROPOSALS 2, 3, 5, 6 AND 7 AND EVERY 1 YEAR FOR PROPOSAL 4. PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope. (continued and to be signed on reverse side.) C Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.